   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             FINE HOST CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    5812                                   06-1156070
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                         ------------------------------

                            3 GREENWICH OFFICE PARK
                          GREENWICH, CONNECTICUT 06831
                                 (203) 629-4320
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               ELLEN KEATS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                             FINE HOST CORPORATION
                            3 GREENWICH OFFICE PARK
                          GREENWICH, CONNECTICUT 06831
                                 (203) 629-4320
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                            STEVEN J. GARTNER, ESQ.
                            WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  / / ______________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ______________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING
       SECURITIES TO BE REGISTERED              REGISTERED(1)          PER SHARE(1)             PRICE(1)
Common Stock, $.01 par value..............         223,000                $24.25               $5,407,750


          TITLE OF EACH CLASS OF                  AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTRATION FEE
Common Stock, $.01 par value..............         $1,639

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the Common Stock quoted on the Nasdaq National Market on February 11, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROPSECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICIATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, FEBRUARY 14, 1997

                                     [LOGO]
                             FINE HOST CORPORATION
                                  COMMON STOCK

    UP TO 223,000 PRESENTLY OUTSTANDING SHARES (THE "SHARES") OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK") OF FINE HOST CORPORATION, A DELAWARE CORPORATION (THE "COMPANY"), MAY BE OFFERED FOR SALE FROM TIME TO TIME BY CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"). SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS.

    THE SHARES COVERED BY THIS PROSPECTUS MAY BE SOLD BY THE SELLING STOCKHOLDERS OR BY PLEDGEES, DONEES, TRANSFEREES OR OTHER SUCCESSORS IN INTEREST. SALES OF SHARES BY THE SELLING STOCKHOLDERS MAY BE EFFECTED FROM TIME TO TIME IN ONE OR MORE TRANSACTIONS, INCLUDING BLOCK TRADES, IN NEGOTIATED TRANSACTIONS OR IN A COMBINATION OF ANY SUCH METHODS OF SALE. THE SELLING PRICE OF THE SHARES MAY BE AT THE MARKET PRICE PREVAILING AT THE TIME OF THE SALE, AT A PRICE RELATED TO SUCH PREVAILING MARKET PRICE OR AT A NEGOTIATED PRICE. EACH OF THE SELLING STOCKHOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SEE "PLAN OF DISTRIBUTION."

    THE COMPANY'S COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "FINE." ON FEBRUARY 13, 1997, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $24.25 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."

    SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                                   COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                                      ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                               FEBRUARY   , 1997

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OR REQUIRES OTHERWISE, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "FINE HOST" ARE TO FINE HOST CORPORATION AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Fine Host Corporation is a leading contract food service management company, providing food and beverage concession, catering and other ancillary services at more than 400 facilities located in 38 states, primarily through multi-year contracts. Fine Host targets four distinct markets within the contract food service industry: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary schools); and the corporate dining market (corporate cafeterias, office complexes and manufacturing plants). The Company is the exclusive provider of food and beverage services at substantially all of the facilities it serves.

    The Company estimates that the United States contract food service industry had annual revenues of approximately $96 billion in 1995, of which approximately $60 billion was in markets in which the Company presently competes. In this industry, the facility owner, rather than the food service provider, is primarily responsible for attracting patrons. As a result, the Company does not incur the expense of marketing to the broader public and is able to focus on operations, client satisfaction, account retention and new account development.

    Fine Host was founded as a start-up company in 1985 by experienced contract food service industry executives and has grown to a business with net sales of $95.5 million in fiscal 1995 and $87.2 million for the nine months ended September 25, 1996. Throughout its history, the Company has focused its efforts exclusively on the contract food service industry, unlike most of its national competitors. The Company achieved early success in the industry by focusing on facilities generating $1 million to $4 million in annual food and beverage sales. The Company believes that these "middle-market" facilities generally provide greater profit margins and require less capital investment than larger facilities. Middle-market facilities serviced by the Company include the Albuquerque Convention Center in Albuquerque, New Mexico; the Lawrence Convention Center in Pittsburgh, Pennsylvania; the Pyramid Arena in Memphis, Tennessee; and Xavier University in New Orleans, Louisiana. This middle-market focus has been supplemented by several contracts at larger facilities such as Pro Player Stadium (home of the Miami Dolphins and the Florida Marlins and the site of two Super Bowls), the Orange County Convention Center in Orlando, Florida (one of the largest convention centers in the world) and Boise State University in Boise, Idaho. Servicing these larger facilities gives the Company high visibility in the industry and strengthens its credibility when bidding on new contracts or pursuing acquisitions.

    Fine Host has developed and implemented various operating strategies and systems, including labor and product cost management, quality control programs, facility-design and customized menu design capabilities and extensive on-site marketing support. The Company believes that these operating techniques have led to significant increases in sales at many of the facilities it serves. The Company's operating strategies and systems are implemented by localized management teams that are given the freedom and authority to make operational decisions. The Company emphasizes flexibility and responsiveness in consistently providing high quality and client satisfaction while tightly controlling labor and overhead costs at the local level. As the Company has grown, it has been able to achieve economies of scale and develop a strong corporate image and national reputation.

    The Company has increased its net sales and profits by renewing existing contracts, by successfully bidding on new targeted accounts and by making acquisitions. The Company believes that its strong operating performance and focus on client satisfaction have enabled it to retain and renew contracts. Fine

Host has retained the food and beverage business at each of the 24 public convention centers at which it has been awarded a contract without the loss of any such contract, and has renewed each of the 13 convention center contracts that have come up for renewal. The Company believes its ability to obtain new contracts is enhanced by the experience of its management team, its geographic diversity and market penetration, its expansion into the education and corporate dining markets and its establishment of an international presence. From April 1993 through January 1997, the Company completed nine acquisitions of companies in the contract food service industry, which have accounted for a significant part of the Company's growth. Fine Host believes there are other opportunities to expand its business through acquisition, particularly in the education and corporate dining markets, as well as in markets where the Company does not primarily operate, such as hospitals, healthcare facilities and correctional facilities. The Company believes that it can integrate acquired companies successfully without a significant increase in general and administrative expenses. See "Risk Factors--Risk of Inability to Operate or Integrate Acquired Businesses; Expenses Associated with Acquisition Strategy" and "Business--Growth Opportunities."

    Fine Host's growth has accelerated since its initial public offering on June 25, 1996 (the "Initial Public Offering") with the successful completion of five strategic acquisitions. These acquisitions significantly increase the Company's presence in the education and corporate dining markets in the northeastern and mid-Atlantic regions of the United States. Four of these acquisitions, Ideal Management Services, Inc. ("Ideal"), Republic Management Corp. of Massachusetts ("Republic"), Service Dynamics Corp. ("Service Dynamics") and Serv-Rite Corporation ("Serv-Rite"), increase the Company's presence in the school nutrition (grades K-12) ("School Nutrition") market, a market estimated by the U.S. government to be approximately $10 billion in 1995. The Company believes that all of these companies have experienced management teams and strong operating results at their facilities, yet can benefit from the Company's size and operating infrastructure. The following table provides selected information regarding each acquisition:

        COMPANY             DATE ACQUIRED         PRIMARY MARKET(S)           REGION       REVENUES*
------------------------  -----------------  ---------------------------  --------------  -----------   PURCHASE
                                                                                                          PRICE
                                                                                                       -----------
                                                                                                           (IN
                                                                                                        MILLIONS)
Ideal                     July 1996          School Nutrition             NY               $     7.7    $     3.6

PCS                       November 1996      Corporate Dining             Eastern U.S.          15.7          6.0

Republic                  December 1996      School Nutrition and         MA, RI, CT            14.6          8.6
                                              Corporate Dining
Service Dynamics          December 1996      School Nutrition and         NY, NJ, CT            11.0          3.0
                                              Corporate Dining
Serv-Rite                 January 1997       Education and                NY, PA                34.2          7.5
                                              Corporate Dining

-------------
* For last completed fiscal year of the acquired company for which financial statements are available.

    On February 12, 1997, the Company completed a follow-on offering (the "Follow-On Offering") of 2,875,000 shares of Common Stock, consisting of 2,689,000 shares sold by the Company and 186,000 shares sold by certain selling stockholders, resulting in net proceeds to the Company of approximately $59.1 million.

    The Company was incorporated in Delaware in November 1985 and its principal executive offices are located at 3 Greenwich Office Park, Greenwich, Connecticut 06831. Its telephone number is (203) 629-4320.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders...  223,000 shares
Common Stock outstanding...........................  8,955,766 shares(1)
Nasdaq National Market symbol......................  FINE

------------------------

(1) Based on shares outstanding as of February 12, 1997. Does not include 470,444 shares of Common Stock issuable upon the exercise of outstanding stock options, 133,756 shares of Common Stock issuable upon the exercise of outstanding warrants and 85,500 shares of Common Stock issuable upon conversion of outstanding convertible notes at such date. An aggregate of 111,334 additional shares of Common Stock has been reserved for future grants under the Company's stock plans. See "Management--Compensation Pursuant to Plans" and "Description of Capital Stock--Warrants and Convertible Notes."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                                             NINE MONTHS ENDED
                                                                   FISCAL YEARS (1)                     ----------------------------
                                                 -----------------------------------------------------  SEPTEMBER 27,  SEPTEMBER 25,
                                                   1991       1992       1993       1994       1995         1995           1996
                                                 ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND CONTRACT DATA)

STATEMENT OF INCOME DATA:

Net sales......................................  $  35,471  $  39,429  $  61,212  $  82,119  $  95,462    $  69,859      $  87,236

Gross profit...................................      3,176      4,031      5,396      8,286      9,886        7,140          9,450

Income from operations.........................        795        949      2,747      4,880      6,260        4,257          5,406

Net income.....................................  $     215  $     340  $   1,084  $   1,866  $   2,196    $   1,327      $   1,908

Net income per share assuming full dilution
  (2)..........................................  $    0.10  $    0.17  $    0.28  $    0.49  $    0.39    $    0.32      $    0.13

Average number of shares of Common Stock
  outstanding assuming full dilution...........      2,048      2,048      3,087      3,287      3,330        3,278          4,525

SELECTED OPERATING DATA:

EBITDA (3).....................................  $   1,932  $   2,154  $   4,631  $   7,563  $  10,416    $   6,946      $   8,685

Net cash provided by (used in) operating
  activities...................................      1,099      1,676      3,765      2,570      2,971        3,178         (3,046)

Net cash used in investing activities..........     (2,371)    (2,295)    (7,669)    (9,046)    (8,124)      (7,087)       (13,204)

Net cash provided by financing activities......      1,852        463      2,737      7,632      4,255        4,834         19,487

Total contracts (at end of period) (4).........         21         28         42         81         95           93            194

                                                                                     SEPTEMBER 25, 1996
                                                                          -----------------------------------------
                                                                                                       PRO FORMA
                                                                           ACTUAL    PRO FORMA (5)  AS ADJUSTED (5)
                                                                          ---------  -------------  ---------------
                                                                                       (IN THOUSANDS)

BALANCE SHEET DATA:

Total debt..............................................................  $  19,376    $  54,970       $   5,970

Stockholders' equity....................................................     44,876       44,876         104,234

----------------------------------

(1) The Company's fiscal year ends on the last Wednesday of December. The 1992 fiscal year was a 53-week period.

(2) Net income per share assuming full dilution is calculated based upon net income less accretion to the redemption value of warrants issued in fiscal 1993. Accretion to redemption value of warrants was $230 ($0.07 per share), $250 ($0.08 per share) and $900 ($0.27 per share) for fiscal 1993, 1994 and 1995, respectively, and $286 ($0.09 per share) and $1,300 ($0.29 per share) for the nine months ended September 27, 1995 and September 25, 1996, respectively.

(3) Represents earnings before interest expense, income tax expense and depreciation and amortization ("EBITDA"). EBITDA is not a measurement in accordance with generally accepted accounting principles ("GAAP") and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt.

(4) Represents total contracts other than contracts for one-time or special events.

(5) Pro forma reflects senior indebtedness as of the close of the Follow-On Offering of approximately $49.0 million. Pro forma as adjusted gives effect to the sale by the Company of the 2,689,000 shares of Common Stock offered by it in the Follow-On Offering at the offering price of $23.50 and the application of the net proceeds of the Follow-On Offering to repay approximately $49.0 million of such senior indebtedness.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES RELATING TO FUTURE EVENTS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE COMPANY'S ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE THE MATTERS SET FORTH BELOW.

RISK OF INABILITY TO OPERATE OR INTEGRATE ACQUIRED BUSINESSES; EXPENSES
  ASSOCIATED WITH ACQUISITION STRATEGY

    A significant portion of the Company's growth to date has been achieved through acquisitions. From April 1993 through January 1997, the Company acquired nine companies, including five since the closing of the Initial Public Offering. A key component of the Company's strategy is to continue to pursue acquisitions. There can be no assurance, however, that the Company will be able to identify, negotiate and consummate acquisitions or that acquired businesses can be operated profitably or integrated successfully into the Company's operations. In addition, acquisitions by the Company are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of acquired businesses. There can be no assurance that the Company's historic or future acquisitions will not have an adverse impact on the Company's business, financial condition or results of operations. If suitable opportunities arise, the Company anticipates that it would finance future acquisitions through available cash, bank lines of credit or through additional debt or equity financing. There can be no assurance that such debt or equity financing would be available to the Company on acceptable terms when, and if, suitable strategic opportunities arise. If the Company were to consummate one or more significant acquisitions in which part or all of the consideration consisted of equity, stockholders of the Company could suffer a significant dilution of their interests in the Company. In addition, many of the acquisitions the Company is likely to pursue, if accounted for as a purchase, would result in substantial amortization charges to the Company. See "Business--Growth Opportunities."

ADVERSE EFFECTS OF AN INABILITY TO RETAIN EXISTING CONTRACTS AND OBTAIN NEW
  CONTRACTS

    The Company's success will depend on its ability to retain and renew existing client contracts and to obtain and successfully negotiate new client contracts. Most of the Company's corporate dining contracts are terminable after a short notice period. The Company's remaining contracts generally have a fixed term and in any fiscal year a number of these contracts either expire or come up for renewal. There can be no assurance that the Company will be able to retain and renew existing client contracts or obtain new contracts or that such contracts will be profitable. The Company's failure to retain and renew existing contracts or obtain new contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Opportunities."

ADVERSE EFFECTS OF AN INABILITY TO MANAGE GROWTH

    Fine Host has experienced rapid growth and expansion, which has resulted in an increase in the level of responsibility for existing management personnel. Future growth and expansion could place a significant strain on its personnel and resources. The Company seeks to manage its current and anticipated growth through the recruitment of additional management personnel and the implementation of internal systems and controls. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent the Company continues to expand internationally, the Company will be subject to additional risks of doing business abroad, including fluctuations in currency exchange rates, difficulties in obtaining licenses and sourcing products and labor, and economic and political uncertainties. See "Business--Growth Opportunities."

DEPENDENCE ON CLIENTS; INVESTMENT IN CLIENT CONTRACTS AND ADVANCES TO CLIENTS

    The Company depends on municipalities, corporations, educational institutions and facility owners to attract and retain tenants and users of their facilities and to operate their facilities on a sound financial and business basis. The failure of these parties to attract and retain tenants and users of their facilities could have a material adverse effect on the Company's business, financial condition and results of operations. In connection with certain contracts, the Company is required to make an investment in the client's facilities or make advances to its clients. While these contracts typically require the client to repay any advance and to reimburse the Company for any unamortized invested capital in the event the contract terminates or expires, there can be no assurance that the client will repay such advance or reimburse the Company for any unamortized invested capital. See "Business--Contracts."

SIGNIFICANT VARIABILITY OF QUARTERLY RESULTS

    The Company's revenues and operating results have varied, and are expected to continue to vary, significantly from quarter to quarter as a result of seasonal patterns, the unpredictability in the number, timing and type of new contracts and acquisitions, the timing of contract expirations and special one-time events at facilities served by the Company. The Company's business is seasonal in nature, with many recreation and leisure facilities experiencing slack periods in March, April and May and convention centers generally hosting a lower number of conventions from May through September. In addition, many education dining facilities are closed during the summer months. Results of operations for any particular quarter may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent on the efforts and abilities of its executive officers. The loss of the services of certain of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitably. See "Business--Employees" and "Management--Executive Officers and Directors."

CONSTRAINTS AND EXPENSES ASSOCIATED WITH AN UNAVAILABILITY OF LABOR

    From time to time, the Company must hire a large number of qualified, temporary workers to provide food service at a particular event or events. The Company may encounter difficulty in hiring sufficient numbers of qualified, temporary workers to staff these events, which could result in lower sales at these events, constraints to growth and significant expense or otherwise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Opportunities."

ADVERSE EFFECTS OF COMPETITION

    The Company encounters significant competition in each area of the contract food service market in which it operates. Certain of the Company's competitors compete with the Company on both a national and international basis and have significantly greater financial and other resources than the Company. Competition may result in price reductions, decreased gross margins and loss of market share. In addition, existing or potential clients may elect to "self operate" their food service, eliminating the opportunity for the Company to compete for the account. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Competition."

GOVERNMENT REGULATION

    The Company's business is subject to various governmental regulations incidental to its operations, such as environmental, employment and health and safety regulations. The Company also holds liquor licenses at many facilities at which it provides services, and is subject to the liquor license requirements of the states in which it holds liquor licenses, including "dram-shop" statutes. "Dram-shop" statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. While the Company maintains insurance for such liability, there can be no assurance that such insurance will be adequate to cover any potential liability or that such insurance will continue to be available on commercially acceptable terms. The loss of one or more liquor licenses could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that additional federal or state regulation would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance. See "Business--Government Regulation."

RISKS ASSOCIATED WITH GENERAL ECONOMIC CONDITIONS

    Although most of the Company's contracts provide for minimum annual price increases for products and services provided by the Company, the Company could be adversely impacted during inflationary periods if the rate of contractual increases are lower than the inflation rate. In addition, a significant recession could cause users of, and persons attending events held at, facilities at which the Company operates to cancel, reduce or postpone their use of the facilities or cause patrons to reduce their spending on food and beverages while at such facilities.

CONCENTRATION OF STOCK OWNERSHIP

    As of February 12, 1997, the officers and directors of the Company beneficially own approximately 14.8% of the outstanding shares of Common Stock. See "Principal and Selling Stockholders." Because of such share ownership, these stockholders, acting in concert, may continue to be able to exercise significant influence over the election of members of the Company's Board of Directors and other corporate actions requiring stockholder approval.

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE;
  REGISTRATION RIGHTS

    Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect prevailing market prices for the Common Stock. Of the 8,955,766 shares of Common Stock outstanding, the Company estimates that approximately 7,792,366 shares, including the 223,000 shares of Common Stock to which this Offering relates, will be freely tradable without restriction under the Securities Act. The Selling Stockholders have agreed, however, to sell the Shares subject to the volume limitations of Rule
144. Of the 1,163,400 remaining outstanding shares of Common Stock, 1,095,500 Shares (as well as the 223,000 Shares offered by this Prospectus) will be subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares prior to May 7, 1997 (90 days after the date of the Prospectus relating to the Follow-On Offering) without the prior written consent of Montgomery Securities, as Representative of the Underwriters in the Follow-On Offering. In its sole discretion and at any time without notice, Montgomery Securities may release all or any portion of the shares subject to the lock-up agreements (including the Shares). Upon the expiration or release of the lock-up agreements, these shares will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. As of February 12, 1997, there were outstanding options to purchase a total of 470,444 shares of Common Stock. See "Management--

Compensation Pursuant to Plans." The Company has granted certain stockholders registration rights with respect to 1,219,256 shares of Common Stock (including shares issuable upon the exercise of warrants and convertible notes). See "Description of Common Stock--Registration Rights." The sale of such shares could have a material adverse effect on the Company's ability to raise capital in the public markets. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), provides for a classified Board of Directors and authorizes the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company and could adversely affect the prevailing market price of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock."

LIMITED PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    The Common Stock has traded on the Nasdaq National Market since June 1996 and has a limited public market history. There can be no assurance that future market prices for the shares will equal or exceed the price to public set forth on the cover page of this Prospectus. The price at which the Common Stock will trade will depend upon a number of factors, including, but not limited to, the Company's historical and anticipated operating results and general market and economic conditions, some of which factors are beyond the Company's control. Factors such as quarterly fluctuations in the Company's financial and operating results, announcements by the Company or others and developments affecting the Company, its clients or the industry generally, could also cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has been quoted on the Nasdaq National Market under the symbol "FINE" since the Initial Public Offering on June 19, 1996.

    The following table sets forth the high and low sale prices of the Common Stock on the Nasdaq National Market for the periods indicated.

                                                                              HIGH        LOW
                                                                            ---------  ---------
Fiscal Year Ended December 25, 1996:

  Second Quarter (beginning June 19, 1996)................................        $12.25       $10.75
  Third Quarter...........................................................         16.25        10.50
  Fourth Quarter..........................................................         19.25        14.00

Fiscal Year Ending December 31, 1997:

  First Quarter (through February 13, 1997)...............................        $25.88       $18.38

    On February 13, 1997, the last reported sale price for the Common Stock as reported by Nasdaq was $24.25 per share. As of February 13, 1997, there were approximately 40 holders of record of the Common Stock.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on its Common Stock and presently does not intend to declare any cash dividends on the Common Stock in the foreseeable future. It is the current policy of the Company's Board of Directors to retain earnings to finance the operations and expansion of the Company's business. In addition, certain of the Company's financing agreements restrict the Company's ability to pay dividends to its stockholders and it is anticipated that future financing agreements will have similar restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 25, 1996: (1) on an actual basis; and (2) on an as adjusted basis to give effect to the sale by the Company of the 2,689,000 shares of Common Stock offered by it in the Follow-On Offering at the offering price of $23.50, the application of the net proceeds of the Offering to repay $49.0 million of senior indebtedness and the number of shares outstanding as of the close of the Follow-On Offering. This table should be read in conjunction with the consolidated financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.

                                                                                             SEPTEMBER 25, 1996
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Short-term obligations:
  Current portion of long-term debt......................................................  $      598   $      --
  Current portion of subordinated debt...................................................       1,532       1,532
                                                                                           ----------  -----------
      Total..............................................................................  $    2,130   $   1,532
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Long-term obligations:
  Long-term debt.........................................................................  $   12,808   $      --
  Subordinated debt......................................................................       4,438       4,438
                                                                                           ----------  -----------
      Total..............................................................................      17,246       4,438

Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000 shares authorized; none issued and
    outstanding..........................................................................                      --
  Common Stock, $.01 par value, 25,000,000 shares authorized; 6,212,016 issued and
    outstanding actual and 8,955,766 issued and outstanding as adjusted (1)..............          62          89
  Additional paid-in capital.............................................................      41,778     101,059
  Retained earnings......................................................................       3,225       3,225
  Receivables from stockholders for purchase of Common Stock.............................        (189)       (139)
                                                                                           ----------  -----------
      Total stockholders' equity.........................................................      44,876     104,234
                                                                                           ----------  -----------
        Total capitalization.............................................................  $   62,122   $ 108,672
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Does not include 470,444 shares of Common Stock issuable upon the exercise of outstanding stock options, 133,756 shares of Common Stock issuable upon the exercise of outstanding warrants and 85,500 shares of Common Stock issuable upon conversion of outstanding convertible notes. An aggregate of 111,334 additional shares of Common Stock has been reserved for future grants under the Company's stock plans. See "Management--Compensation Pursuant to Plans" and "Description of Capital Stock--Warrants and Convertible Notes."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company as of December 28, 1994 and December 27, 1995 and for each of the three years in the period ended December 27, 1995 were derived from the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The following selected consolidated financial data of the Company as of September 27, 1995 and September 25, 1996 and for each of the nine-month periods then ended were derived from the unaudited consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus. The following selected consolidated financial data of the Company should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                 FISCAL YEARS (1)                          NINE MONTHS ENDED
                                               -----------------------------------------------------  ----------------------------
                                                                                                      SEPTEMBER 27,  SEPTEMBER 25,
                                                 1991       1992       1993       1994       1995         1995           1996
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------

                                                               (IN THOUSANDS, EXCEPT PER SHARE AND CONTRACT DATA)
STATEMENT OF INCOME DATA:
Net sales....................................  $  35,471  $  39,429  $  61,212  $  82,119  $  95,462    $  69,859      $  87,236
Cost of sales................................     32,295     35,398     55,816     73,833     85,576       62,719         77,786
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Gross profit.................................      3,176      4,031      5,396      8,286      9,886        7,140          9,450
General and administrative expenses..........      2,381      3,082      2,649      3,406      3,626        2,883          4,044
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Income from operations.......................        795        949      2,747      4,880      6,260        4,257          5,406
Interest expense, net........................        442        393        834      1,629      2,479        1,971          2,018
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Income before tax provision and extraordinary
  item.......................................        353        556      1,913      3,251      3,781        2,286          3,388
Tax provision................................        138        216        829      1,385      1,585          959          1,480
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Income before extraordinary item.............        215        340      1,084      1,866      2,196        1,327          1,908
Extraordinary item...........................     --         --            112     --         --           --             --
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Net income...................................        215        340        972      1,866      2,196        1,327          1,908
Accretion to redemption value of warrants....     --         --           (230)      (250)      (900)        (286)        (1,300)
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Net income available to Common Stockholders..  $     215  $     340  $     742  $   1,616  $   1,296    $   1,041      $     608
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Net income per share assuming full
  dilution(2)................................  $    0.10  $    0.17  $    0.24  $    0.49  $    0.39    $    0.32      $    0.13
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Average number of shares of Common Stock
  outstanding assuming full dilution.........      2,048      2,048      3,087      3,287      3,330        3,278          4,525
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
Supplemental pro forma net income per share
  assuming full dilution(3)..................                                              $    0.38                   $    0.17
                                                                                           ---------                 -------------
                                                                                           ---------                 -------------

SELECTED OPERATING DATA:
EBITDA(4)....................................  $   1,932  $   2,154  $   4,631  $   7,563    $10,416  $     6,946    $     8,685
Net cash provided by (used in) operating
  activities.................................      1,099      1,676      3,765      2,570      2,971        3,178         (3,046  )
Net cash used in investing activities........     (2,371)    (2,295)    (7,669)    (9,046)    (8,124)      (7,087  )     (13,204  )
Net cash provided by financing activities....      1,852        463      2,737      7,632      4,255        4,834         19,487
Total contracts (at end of period)(5)........         21         28         42         81         95           93            194

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit)....................  $   1,772  $     843  $     (33)   $(4,056)   $(4,499) $    (3,101  ) $     3,357
Total assets.................................     17,868     19,938     29,174     53,153     60,581       62,046         91,936
Total debt...................................     10,296     10,759     13,358     25,518     28,931       29,884         19,376
Stockholders' equity.........................      2,618      2,726      6,970      8,586     11,382       11,662         44,876

                                        (FOOTNOTES APPEAR ON THE FOLLOWING PAGE)

------------------------------

(1) The Company's fiscal year ends on the last Wednesday of December. The 1992 fiscal year was a 53-week period.

(2) Net income per share assuming full dilution is calculated based upon net income less accretion to the redemption value of warrants issued in fiscal 1993. Accretion to redemption value of warrants was $230 ($0.07 per share), $250 ($0.08 per share) and $900 ($0.27 per share) for fiscal 1993, 1994 and 1995, respectively, and $286 ($0.09 per share) and $1,300 ($0.29 per share) for the nine months ended September 27, 1995 and September 25, 1996, respectively.

(3) Supplemental pro forma net income per share assuming full dilution is calculated based upon (i) net income adjusted for the reduction in interest expense resulting from the application of the net proceeds of the Offering to reduce indebtedness of the Company and for the accretion to the redemption value of warrants issued in fiscal 1993 and (ii) the average number of shares of Common Stock outstanding assuming full dilution, as adjusted to reflect the sale by the Company of a number of shares in the Offering resulting in net proceeds sufficient to pay such indebtedness. See "Use of Proceeds."

(4) Represents earnings before interest expense, income tax expense and depreciation and amortization. EBITDA is not a measurement in accordance with GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt.

(5) Represents total contracts other than contracts for one-time or special events.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company was formed in 1985 and has grown to become a leading provider of food and beverage concession, catering and other ancillary services to more than 400 facilities in 38 states. The Company targets four distinct markets within the contract food service industry: the recreation and leisure market ("Recreation and Leisure") serving arenas, stadiums, amphitheaters, civic centers and other recreational facilities; the convention center market ("Convention Centers"); the education and school nutrition markets ("Education"), serving colleges, universities and, since 1996, elementary and secondary schools; and the corporate dining market ("Corporate Dining") serving corporate cafeterias, office complexes and manufacturing plants.

    A significant portion of the Company's growth to date has been derived from acquisitions. From April 1993 through January 1997, the Company acquired nine companies. In April 1993, the Company acquired Fanfare, Inc., which primarily serves Recreation and Leisure facilities. In September 1994, the Company acquired Creative Food Management, Inc., which serves the Education, Corporate Dining and Recreation and Leisure markets. In July 1995, the Company acquired Northwest Food Service, Inc., which serves the Education and Corporate Dining markets. The Company acquired Sun West Services, Inc. ("Sun West") in March 1996, Ideal in July 1996, HCS Management Corp. (now known as PCS Holding Corp.) ("PCS") in November 1996, Republic in December 1996 and Service Dynamics in December 1996, for an aggregate of approximately $25 million. In January 1997, the Company acquired Serv-Rite, which serves the Education and Corporate Dining markets, for a purchase price of approximately $7.5 million.

    Sun West provides services to elementary and secondary schools, as well as jails and other institutions, primarily in the southwestern U.S. Ideal provides services to elementary and secondary schools in New York. PCS provides non-patient contract food and other services to hospitals and corporations in the eastern U.S. Republic provides services to the college, corporate dining and vending markets in Massachusetts, Rhode Island and Connecticut. Service Dynamics provides services to elementary and secondary schools and corporate dining markets in New York, New Jersey and Connecticut. Serv-Rite provides contract food services to the Education, Corporate Dining and vending markets in New York and Pennsylvania.

    The Company generally enters into one of three types of contracts for its food services: profit and loss contracts ("P&Ls"), profit sharing contracts and management fee contracts. Under P&L contracts, all food and beverage sales are recorded in net sales. P&Ls require the Company to bear all the expenses of the operation, including rent paid to the client (usually calculated as a fixed percentage of various categories of sales). While Fine Host often benefits from greater upside potential with a P&L contract, it is responsible for the costs of running the food-service operation and consequently bears greater risk than with a management fee or profit sharing contract. Under profit sharing contracts, the Company receives a percentage of profits earned at the facility plus a fixed fee or percentage of sales as an administrative fee. Under this type of contract, all food and beverage sales generated at a location are recorded in net sales. Management fee contracts provide for a fixed fee. Fine Host is also reimbursed for all of its on-site expenses incurred in providing food and beverage services under management fee contracts. Certain of the Company's management fee contracts provide for an additional incentive fee based on a percentage of sales over a base threshold level. In the case of a management fee contract, the Company records only the fixed and incentive fee, if any, as net sales. Under profit sharing and management fee contracts, Fine Host does not bear responsibility for losses incurred, if any.

    The length of contracts varies depending on the type of facility, type of contract and financial investment. Contracts for Recreation and Leisure facilities typically include the largest capital investment by the Company and generally have a term of three to ten years. Contracts for Convention Centers generally have a term of three to five years. Education contracts generally have a term of one to five years.

Corporate Dining contracts, which generally require the smallest capital investment by the Company, typically have a shorter term than those in the Recreation and Leisure, Convention Center and Education areas, and generally contain a provision allowing either party to terminate for convenience after a short notice period, typically ranging from 30 to 90 days. Most of the Company's Corporate Dining contracts are terminable after a short notice period. The Company's remaining contracts generally have a fixed term and in any fiscal year a number of these contracts either expire or come up for renewal.

    Cost of sales for P&L and profit sharing contracts includes wages and benefits for on-site employees, all on-site costs for food and beverages, rent paid to clients, other operating expenses and depreciation and amortization of both contract rights and excess of cost over fair value of net assets acquired. Cost of sales for management fee contracts includes only the amortization of invested capital.

    General and administrative expenses include all costs associated with the region managers, the accounting processing centers and the corporate office in Greenwich, Connecticut. The corporate office includes senior management, sales and marketing and administrative functions such as purchasing, legal, human resources, management information systems and training.

    The Company capitalizes certain directly attributable costs, primarily direct payments to clients to acquire contracts and costs of licenses and permits, in obtaining contracts with clients. The unamortized value of such capitalized costs related to internally generated contracts was approximately $11.3 million at September 25, 1996, consisting of costs related to 40 contracts. The value of contract rights acquired through acquisitions has been determined through independent valuation based on projected cash flows discounted at a rate that market participants would use to determine fair value. The unamortized value of contract rights acquired through acquisitions was approximately $7.6 million at September 25, 1996, consisting of rights relating to 154 contracts. Generally, contracts acquired through acquisitions are smaller in size and generate less annual cash flow than internally developed contracts. Sales volume and related cash flows are typically larger for the internally generated contracts.

    This Prospectus contains forward-looking statements which involve risks and uncertainties relating to future events. Prospective investors are cautioned that the Company's actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that might cause actual results to differ materially from those indicated by such forward-looking statements include the matters set forth under the caption "Risk Factors."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain financial data as a percentage of the Company's net sales:

                                                                     FISCAL YEARS                   NINE MONTHS ENDED
                                                            -------------------------------  --------------------------------
                                                                                              SEPTEMBER 27,    SEPTEMBER 25,
                                                              1993       1994       1995          1995             1996
                                                            ---------  ---------  ---------  ---------------  ---------------

Net sales.................................................      100.0%     100.0%     100.0%        100.0%           100.0%
Cost of sales.............................................       91.2       89.9       89.6          89.8             89.2
                                                            ---------  ---------  ---------         -----            -----
Gross profit..............................................        8.8       10.1       10.4          10.2             10.8
General and administrative expenses.......................        4.3        4.1        3.8           4.1              4.6
                                                            ---------  ---------  ---------         -----            -----
Income from operations....................................        4.5        6.0        6.6           6.1              6.2
Interest expense, net.....................................        1.4        2.0        2.6           2.8              2.3
                                                            ---------  ---------  ---------         -----            -----
Income before tax provision and extraordinary item........        3.1        4.0        4.0           3.3              3.9
Tax provision.............................................        1.3        1.7        1.7           1.4              1.7
                                                            ---------  ---------  ---------         -----            -----
Income before extraordinary item..........................        1.8%       2.3%       2.3%          1.9%             2.2%
                                                            ---------  ---------  ---------         -----            -----
                                                            ---------  ---------  ---------         -----            -----

    The following table sets forth net sales attributable to the Company's principal operating markets, expressed in dollars (in thousands) and as a percentage of total net sales:

                                                                      FISCAL YEARS                             NINE MONTHS ENDED
                                            ----------------------------------------------------------------  --------------------
                                                                                                                 SEPTEMBER 27,
                                                    1993                  1994                  1995                  1995
                                            --------------------  --------------------  --------------------  --------------------

Recreation and Leisure....................  $  37,897       61.9% $  45,773       55.7% $  42,657       44.7% $  32,339       46.3%
Convention Centers........................     23,315       38.1     30,443       37.1     34,746       36.4     25,106       35.9
Education.................................                            2,715        3.3      8,902        9.3      5,518        7.9
Corporate Dining..........................                            3,188        3.9      9,157        9.6      6,896        9.9
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total...................................  $  61,212      100.0% $  82,119      100.0% $  95,462      100.0% $  69,859      100.0%
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                               SEPTEMBER 25,
                                                    1996
                                            --------------------
Recreation and Leisure....................  $  30,850       35.4%
Convention Centers........................     30,224       34.6
Education.................................     14,522       16.6
Corporate Dining..........................     11,640       13.4
                                            ---------  ---------
  Total...................................  $  87,236      100.0%
                                            ---------  ---------
                                            ---------  ---------

    The following table sets forth the net sales and gross profit attributable to the Company's principal types of contracts (in thousands):

                                                                                                                         NINE
                                                                                                                        MONTHS
                                                                               FISCAL YEARS                              ENDED
                                                     ----------------------------------------------------------------  ---------
                                                                                                                       SEPTEMBER
                                                                                                                          27,
                                                             1993                  1994                  1995            1995
                                                     --------------------  --------------------  --------------------  ---------
SUMMARY BY                                                        GROSS                 GROSS                 GROSS
CONTRACT TYPE                                        NET SALES   PROFIT    NET SALES   PROFIT    NET SALES   PROFIT    NET SALES
---------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

P&L................................................  $  18,069  $   2,264  $  40,197  $   4,960  $  53,312  $   6,784  $  37,695
Profit sharing.....................................     42,284      2,273     39,694      2,023     39,354      2,030     29,925
Management fee.....................................        859        859      2,228      1,303      2,796      1,072      2,239
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     $  61,212  $   5,396  $  82,119  $   8,286  $  95,462  $   9,886  $  69,859
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------



                                                                   SEPTEMBER 25,
                                                                        1996
                                                                --------------------
SUMMARY BY                                             GROSS                 GROSS
CONTRACT TYPE                                         PROFIT    NET SALES   PROFIT
---------------------------------------------------  ---------  ---------  ---------
P&L................................................  $   3,926  $  52,282  $   6,359
Profit sharing.....................................      1,827     28,633      1,572
Management fee.....................................      1,387      6,321      1,519
                                                     ---------  ---------  ---------
                                                     $   7,140  $  87,236  $   9,450
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------

NINE MONTHS ENDED SEPTEMBER 25, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 27,
  1995

    NET SALES. The Company's net sales increased 24.9%, from $69.9 million for the nine months ended September 27, 1995 to $87.2 million for the nine months ended September 25, 1996. Net sales increased in all market areas, except Recreation and Leisure. Recreation and Leisure net sales decreased 4.6%, primarily because of a decrease in attendance at Florida Marlins Major League Baseball games and the decision by a private tenant of one of the Company's clients to build a new facility and self-operate its food service. Net sales from Convention Centers increased 20.4% primarily as a result of increased sales from existing contracts. Net sales in Education and Corporate Dining more than doubled, resulting from the impact of the acquisition of Northwest in June 1995, Sun West in March 1996 and Ideal in July 1996 and the impact of new contracts.

    GROSS PROFIT. Gross profit as a percentage of net sales increased to 10.8% for the nine months ended September 25, 1996 from 10.2% for the nine months ended September 27, 1995. This increase in gross profit percentage was attributable to the mix of higher margin business and to purchasing efficiencies realized from an expanded base of business.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased, from $2.9 million (or 4.1% of net sales) for the nine months ended September 27, 1995 to $4.0 million (or 4.6% of net sales) for the nine months ended September 25, 1996. The increase was attributable primarily to additional investment in regional staff and training to support the Company's growth.

    OPERATING INCOME. Operating income increased 27.0%, from $4.3 million for the nine months ended September 27, 1995 to $5.4 million for the nine months ended September 25, 1996, primarily as a result of the factors discussed above.

    INTEREST EXPENSE. Interest expense increased approximately $47,000 for the nine months ended September 25, 1996, due primarily to increased debt levels prior to the Initial Public Offering, incurred to finance investments in both new accounts and acquisitions.

FISCAL 1995 COMPARED TO FISCAL 1994

    NET SALES. The Company's net sales increased 16.2%, from $82.1 million in fiscal 1994 to $95.5 million in fiscal 1995. Net sales increased in fiscal 1995 in all market areas, except Recreation and Leisure. Recreation and Leisure net sales decreased 6.8% in fiscal 1995 as compared to fiscal 1994, primarily from the continued effects of the Major League Baseball lock-out as well as a decline in attendance at Florida Marlins games, partially offset by the effects of new contracts signed in 1994 and 1995. The Company's contract at Pro Player Stadium in Miami, Florida, the home of the Miami Dolphins and the Florida Marlins, accounted for $13.0 million of net sales in fiscal 1995, compared to $16.0 million in fiscal 1994. Net sales from Convention Centers increased 14.1% in fiscal 1995 as compared to fiscal 1994 primarily as a result of increased sales from existing contracts and the impact of new contracts signed in 1994 and in 1995. Net sales from Education and Corporate Dining increased in fiscal 1995 as compared to fiscal 1994, primarily as a result of the full year impact of the acquisition of Creative and the impact of the acquisition of Northwest.

    GROSS PROFIT. Gross profit as a percentage of net sales increased to 10.4% in fiscal 1995 from 10.1% in fiscal 1994 primarily attributable to the benefit of continued economies of scale from national purchasing programs, effective labor cost controls and an increase in management fee contracts.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $3.4 million (or 4.1% of net sales) in fiscal 1994 to $3.6 million (or 3.8% of net sales) in fiscal 1995. The dollar increase was attributable primarily to the increase in clerical support for new accounts and acquisitions. The percentage decrease resulted from a proportionally greater increase in net sales relative to general and administrative expenses.

    OPERATING INCOME. Operating income increased 28.3%, from $4.9 million in fiscal 1994 to $6.3 million in fiscal 1995, primarily for the reasons mentioned above.

    INTEREST EXPENSE. Interest expense increased approximately $850,000, due primarily to increased debt levels to finance investments in new accounts and acquisitions as well as an increase in the prime rate and the reset of the interest rate on its variable rate subordinated notes from 9.8% to 12.8%.

FISCAL 1994 COMPARED TO FISCAL 1993

    NET SALES. The Company's net sales increased 34.2%, from $61.2 million in fiscal 1993 to $82.1 million in fiscal 1994. Net sales increased in fiscal 1994 in all market areas. Recreation and Leisure net sales increased by 20.8% in fiscal 1994 as compared to fiscal 1993 primarily due to the signing of new contracts in 1994, the full-year effect of the acquisition of Fanfare and the full-year impact of the signing of new contracts in 1993, partially offset by the Major League Baseball lock-out beginning in late summer of 1994. The Company's contract at Pro Player Stadium accounted for $16.0 million of net sales in fiscal 1994, compared to $21.0 million in fiscal 1993. The decrease resulted primarily from a decline in attendance at Florida Marlins games. Net sales from Convention Centers increased by 30.6% in fiscal 1994 as compared to fiscal 1993 as a result of new contracts signed in 1993 and 1994, an increase in sales from existing contracts and the full-year impact of the Fanfare acquisition. Net sales from Education and Corporate Dining increased in fiscal 1994, as a result of the Creative acquisition.

    GROSS PROFIT. Gross profit as a percentage of net sales increased to 10.1% in 1994 from 8.8% in 1993 primarily as a result of the improvements in national purchasing programs, labor cost efficiencies and the increase in management fee contracts.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $2.6 million (or 4.3% of total net sales) in fiscal 1993 to $3.4 million (or 4.1% of net sales) in fiscal 1994. The dollar increase was attributable primarily to the addition of clerical personnel needed to support the new contracts signed and the acquisitions of Fanfare and Creative in 1993 and 1994, respectively.

    OPERATING INCOME. Operating income increased 77.6%, from $2.7 million in fiscal 1993 to $4.9 million in fiscal 1994, due primarily to the reasons mentioned above.

    INTEREST EXPENSE. Interest expense increased $795,000 in fiscal 1994 from fiscal 1993 due primarily to higher borrowing levels for acquisitions and investments in new accounts.

QUARTERLY RESULTS OF OPERATIONS

    The Company's net sales and operating results vary significantly from quarter to quarter as a result of seasonal patterns, the unpredictability in the number, timing and type of new contracts, the timing of contract expirations and special one-time events at facilities served by the Company. Results of operations for any particular quarter may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will not have a material adverse effect on the Company's business, financial condition and results of operations.

    The following table sets forth unaudited selected consolidated income statement data for the periods indicated, as well as such data expressed as a percentage of net sales for the same periods. This information has been derived from unaudited consolidated financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information.

                                                                                           FISCAL QUARTERS
                                                                            ----------------------------------------------
                                                                                                 1995
                                                                            ----------------------------------------------
                                                                              FIRST       SECOND      THIRD       FOURTH
                                                                            ----------  ----------  ----------  ----------
                                                                                            (IN THOUSANDS)

Net sales.................................................................  $   23,429  $   20,090  $   26,340  $   25,603
Cost of sales.............................................................      21,295      18,422      23,002      22,857
                                                                            ----------  ----------  ----------  ----------
Gross profit..............................................................       2,134       1,668       3,338       2,746
General and administrative expenses.......................................       1,090         923         870         743
                                                                            ----------  ----------  ----------  ----------
Income from operations....................................................       1,044         745       2,468       2,003
Interest expense, net.....................................................         696         633         642         508
                                                                            ----------  ----------  ----------  ----------
Income before tax provision...............................................         348         112       1,826       1,495
Tax provision.............................................................         140          38         781         626
                                                                            ----------  ----------  ----------  ----------
Net income................................................................  $      208  $       74  $    1,045  $      869
                                                                            ----------  ----------  ----------  ----------
                                                                            ----------  ----------  ----------  ----------

                                                                                    (AS A PERCENTAGE OF NET SALES)
Net sales.................................................................       100.0%      100.0%      100.0%      100.0%
Cost of sales.............................................................        90.9        91.7        87.3        89.3
                                                                            ----------  ----------  ----------  ----------
Gross profit..............................................................         9.1         8.3        12.7        10.7
General and administrative expenses.......................................         4.6         4.6         3.3         2.9
                                                                            ----------  ----------  ----------  ----------
Income from operations....................................................         4.5         3.7         9.4         7.8
Interest expense, net.....................................................         3.0         3.2         2.5         2.0
                                                                            ----------  ----------  ----------  ----------
Income before tax provision...............................................         1.5         0.5         6.9         5.8
Tax provision.............................................................         0.6         0.2         3.0         2.4
                                                                            ----------  ----------  ----------  ----------
Net income................................................................         0.9%        0.3%        3.9%        3.4%
                                                                            ----------  ----------  ----------  ----------
                                                                            ----------  ----------  ----------  ----------


                                                                                           1996
                                                                            ----------------------------------
                                                                              FIRST       SECOND      THIRD
                                                                            ----------  ----------  ----------

Net sales.................................................................  $   24,160  $   25,804  $   37,272
Cost of sales.............................................................      21,630      23,390      32,766
                                                                            ----------  ----------  ----------
Gross profit..............................................................       2,530       2,414       4,506
General and administrative expenses.......................................       1,336       1,241       1,467
                                                                            ----------  ----------  ----------
Income from operations....................................................       1,194       1,173       3,039
Interest expense, net.....................................................         767         755         496
                                                                            ----------  ----------  ----------
Income before tax provision...............................................         427         418       2,543
Tax provision.............................................................         168         167       1,144
                                                                            ----------  ----------  ----------
Net income................................................................  $      259  $      251  $    1,399
                                                                            ----------  ----------  ----------
                                                                            ----------  ----------  ----------

Net sales.................................................................       100.0%      100.0%      100.0%
Cost of sales.............................................................        89.5        90.6        87.9
                                                                            ----------  ----------  ----------
Gross profit..............................................................        10.5         9.4        12.1
General and administrative expenses.......................................         5.5         4.9         3.9
                                                                            ----------  ----------  ----------
Income from operations....................................................         5.0         4.5         8.2
Interest expense, net.....................................................         3.2         2.9         1.3
                                                                            ----------  ----------  ----------
Income before tax provision...............................................         1.8         1.6         6.9
Tax provision.............................................................         0.7         0.6         3.1
                                                                            ----------  ----------  ----------
Net income................................................................         1.1%        1.0%        3.8%
                                                                            ----------  ----------  ----------
                                                                            ----------  ----------  ----------

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its capital requirements from a combination of operating cash flow and debt and equity financing. Net cash provided by operating activities was $3.8 million, $2.6 million and $3.0 million in fiscal 1993, 1994 and 1995, respectively. Cash flow from operating activities was a use of funds of approximately $3.0 million for the nine months ended September 25, 1996, compared to a source of funds of approximately $3.2 million for the nine months ended September 27, 1995. This use of funds resulted primarily from an increase in trade receivables related to the newly acquired Education and Corporate Dining businesses, which generally invest in shorter term assets (i.e., accounts receivable), as compared to the Company's Recreation and Leisure business which invests in longer term assets (i.e., fixtures and equipment). EBITDA was $4.6 million, $7.6 million and $10.4 million in fiscal 1993, 1994 and 1995, respectively, and $6.9 million and $8.7 million for the nine months ended September 27, 1995 and September 25, 1996, respectively. EBITDA represents earnings before interest expense, income tax expense and depreciation and amortization. EBITDA is not a measurement in accordance with GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP as a measure of the Company's profitability or liquidity. The Company has included information concerning EBITDA herein because management believes EBITDA provides useful information regarding the cash flow of the Company and its ability to service debt. EBITDA information should be read in conjunction with the Consolidated Statements of Cash Flows of the Company included in the consolidated financial statements of the Company elsewhere in this Prospectus.

    Cash flows used in investing activities was $7.7 million, $9.0 million and $8.1 million in fiscal 1993, 1994 and 1995, respectively. In 1993, $6.7 million was used in connection with the Fanfare acquisition and in 1995, $3.5 million was used to acquire Northwest. In fiscal 1993, 1994 and 1995, $1.0 million, $6.3 million and $3.3 million, respectively, was used for additions to fixtures and equipment. In 1994, the Company made advances aggregating $2.3 million to two clients in accordance with their food service contracts.

    Cash flows used in investing activities were approximately $7.1 million and $13.2 million for the nine months ended September 27, 1995 and September 25, 1996, respectively. For the nine months ended September 25, 1996, $5.2 million was used in connection with the Sun West acquisition and Ideal acquisition and $8.5 million was used for contract investments, including $4.0 million for additions to fixed assets. Subsequent to September 25, 1996, the Company has completed acquisitions of four companies for an aggregate purchase price of approximately $25.1 million.

    In June 1996, the Company completed its Initial Public Offering, resulting in net proceeds of approximately $32.6 million after deducting underwriting discounts and certain expenses.

    In connection with the Initial Public Offering, the Company's credit facility was amended and restated on June 19, 1996 (the "Restated Bank Agreement"). The Restated Bank Agreement provides for (i) a working capital revolving credit line for general obligations and letters of credit, in the maximum aggregate amount of $20.0 million (the "Working Capital Line") and (ii) a line of credit to provide for future expansion by the Company, in the maximum amount of $55.0 million. The maximum aggregate allowable borrowings under the Restated Bank Agreement is $75.0 million. The Restated Bank Agreement terminates on April 30, 1999. The Working Capital Line provides funds for liquidity, seasonal borrowing needs and other general corporate purposes.

    At September 25, 1996 the Company's current assets exceeded its current liabilities, resulting in a working capital surplus of $3.4 million. The surplus resulted primarily from an increase in trade receivables related to the newly acquired Education and Corporate Dining businesses, which generally invest in shorter term assets (i.e., accounts receivable), as compared to the Company's Recreation and Leisure business, which invests in longer term assets (i.e., fixtures and equipment).

    On February 12, 1997, the Company completed the Follow-On Offering, resulting in net proceeds to the Company of approximately $59.1 million after deducting underwriting discounts and certain expenses. The proceeds of the Follow-On Offering were used to repay obligations under the Restated Bank Agreement and for general working capital purposes.

    The Company believes that the proceeds of the Follow-On Offering, funds expected to be generated from operations and amounts available under the Restated Bank Agreement will be sufficient to satisfy the Company's capital requirements for at least the next twelve months.

NEW ACCOUNTING PRONOUNCEMENTS

    In March 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS

No. 121 establishes accounting standards for recognizing the impairment of long-lived assets, certain identifiable intangibles and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of SFAS No. 121 did not materially affect the financial position or results of operations of the Company.

    In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages all entities to adopt a fair value based method of accounting for stock-based compensation plans in which compensation cost is measured at the date the award is granted based on the value of the award and is recognized over the employee service period. However, SFAS No. 123 allows an entity to continue to use the intrinsic value based method prescribed by Accounting Principles Board Opinion ("APB") No. 25, with pro forma disclosures of net income and earnings per share as if the fair value based method has been applied. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company will continue to apply the method prescribed by APB No. 25.

INFLATION

    The Company believes that inflation has not had a material effect on its results of operations.

SEASONALITY

    The Company's business is seasonal in nature. Many Recreation and Leisure facilities experience slack periods in March, April and May due to fewer sporting events in these months, and Convention Centers generally host fewer conventions from May through September. In addition, many Education facilities are closed during the summer months. Among other things, the Company adjusts its labor scheduling and staffing to compensate for these fluctuations.

                                    BUSINESS

GENERAL

    Fine Host Corporation is a leading contract food service management company, providing food and beverage concession, catering and other ancillary services at more than 400 facilities located in 38 states, primarily through multi-year contracts. Fine Host targets four distinct markets within the contract food service industry: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary schools); and the corporate dining market (corporate cafeterias, office complexes and manufacturing plants). The Company is the exclusive provider of food and beverage services at substantially all of the facilities it serves.

INDUSTRY OVERVIEW

    The Company estimates that the United States contract food service industry had annual revenues of approximately $96 billion in 1995, of which approximately $60 billion was in markets in which the Company presently competes. The remaining $36 billion consisted of sales primarily to hospitals and health care facilities, correctional facilities, military facilities, child-care facilities and transportation facilities such as airports, train stations and bus depots. In the contract food service industry, the facility owner, rather than the food service provider, is primarily responsible for attracting patrons. All of the markets in which the Company operates are highly fragmented. The contract food service industry has been experiencing consolidation in recent years.

BUSINESS STRATEGY

    The Company's objective is to become the leading contract food service management company serving middle-market locations. The Company's business strategy is comprised of the following key elements:

    EXCLUSIVE FOCUS ON CONTRACT FOOD SERVICE. Unlike most of its national competitors, the Company focuses exclusively on the contract food service industry. Management believes that its focus has allowed it to develop superior operating techniques, hire and retain high quality unit, regional and senior managers and maintain a greater awareness of and responsiveness to changing market conditions.

    MIDDLE-MARKET FOCUS. The Company focuses on obtaining new contracts principally at facilities generating $1 million to $4 million in annual food and beverage sales. The Company believes that these "middle-market" facilities generally provide greater profit margins and require less capital investment than larger facilities. On a selective basis, the Company will attempt to obtain additional larger accounts which give the Company high visibility in the industry and strengthen its credibility when bidding on new contracts or pursuing acquisitions.

    SUPERIOR OPERATING TECHNIQUES. Fine Host has developed and implemented various operating strategies and systems including (i) labor cost management techniques that include forecasting labor costs on an event-by-event basis and moving full-time employees between nearby facilities in response to changes in demand, (ii) product cost management programs to reduce costs by establishing national agreements with food manufacturers, distributors and equipment manufacturers, (iii) quality control programs to ensure client satisfaction,
(iv) a facility design capability that maximizes point-of-sale contacts and uses portable sales locations to increase sales, (v) customized menu design that entails working closely with facility management to determine food and beverage selection and pricing that meets client needs and

(vi) extensive on-site marketing and support, including an on-site salesperson at certain locations to oversee food and beverage functions and to help sell unutilized space. The Company believes that its operating techniques have led to significant increases in sales and profits at many of the facilities it serves.

    EMPOWERED LOCAL MANAGEMENT. Fine Host's decentralized management approach assigns operating responsibility to the Company's general manager at each facility. The Company's general managers and region managers, each of whom is compensated in significant part through a bonus program tied closely to the financial performance of the facilities, are given the freedom and authority to make operational decisions. At convention centers and certain recreation and leisure facilities, the Company typically employs an on-site salesperson who is available to the convention or event manager to oversee the operation of food and beverage functions and to help sell unutilized space.

    RESPONSIVENESS TO CLIENTS. Consistent with the Company's client-oriented approach, the Company is flexible in structuring the key terms of contracts in order to satisfy client objectives. Senior management seeks to establish and maintain close working relationships with clients, which the Company believes enhance its ability to renew contracts. Monthly visits by region managers serve to enhance the client relationship.

    ACCOUNT DIVERSITY. The Company provides food service and other ancillary services at more than 400 facilities, including recreation and leisure facilities, convention centers, educational facilities and corporate dining facilities of varying sizes. These facilities are located domestically in 38 states and internationally in Southeast Asia. The Company believes this diversity, in terms of both type of facility and geographic region, enhances the Company's ability to withstand localized economic pressures and downturns associated with a particular market.

    COST CONTROLS AND ECONOMIES OF SCALE. The Company focuses on controlling labor and overhead costs and capitalizing on economies of scale. As the number of facilities served by the Company has increased, the Company has reduced labor costs by transferring employees between nearby facilities during off-peak periods. The Company centralizes various functions, including legal, finance, contract administration, human resources, training, regulatory compliance, marketing, purchasing and accounting services, in order to control overhead costs. The Company's size has allowed it to procure national purchasing and distribution arrangements with vendors that include national pricing available to all Fine Host locations.

GROWTH OPPORTUNITIES

    The Company believes that substantial opportunities for continued growth exist through the renewal of existing contracts, the addition of new contracts and acquisitions.

    RENEWAL OF CONTRACTS. The Company believes that its strong operating performance and focus on client satisfaction have enabled it to achieve a favorable contract renewal rate. Fine Host's sales and marketing staff maintains ongoing relationships with facility owners and typically seeks renewal of existing contracts months in advance of the scheduled termination date. The Company's senior management handles principal aspects of contract negotiations, enabling the Company to be responsive in negotiations. Fine Host has retained the food and beverage business at each of the 24 public convention centers at which it has been awarded a contract without the loss of any such contract, and has renewed each of the 13 convention center contracts that have come up for renewal. The Company believes that its ability to renew convention center contracts is particularly significant because public authorities choosing the food service provider put great emphasis on the level of quality and service offered. These aspects are viewed as critical factors in the decision-making process of convention organizers and meeting planners when making site selections.

    OBTAINING NEW CONTRACTS. The Company believes that the expertise and experience of its management team enable it to identify new contract opportunities and negotiate and implement facility contracts in a disciplined manner. The Company believes that its ability to obtain new contracts is enhanced by the following factors:

        - INDUSTRY GROWTH. The Company believes that opportunities to obtain new contracts will come from both the growing number of newly constructed and expanded facilities, especially stadiums, arenas, amphitheaters and convention centers, and the large number of existing facilities in each of the Company's principal operating markets which are expected to put their food service contracts out for bid in the near term.

        - INCREASED MARKET PENETRATION. The Company's presence at a significant facility within a city or region often results in additional business from other facilities in the area because (i) other facilities may select the Company based on the reputation the Company has gained in the area and (ii) other accounts which were not economically viable for the Company to manage on a stand-alone basis may now be managed by the Company's local management team. By leveraging its established market presence, the Company is able to bid more competitively for local business.

        - EXPANDED PRESENCE IN EDUCATION AND CORPORATE DINING. The Company's entry through acquisition into the education and corporate dining markets provides the Company with operating experience which the Company believes will facilitate further penetration into these highly fragmented markets. This has been evidenced recently by the Company's entrance into the School Nutrition market, which is shifting toward outsourcing contract food services.

        - INTERNATIONAL EXPANSION. In 1994, the Company established a joint venture with a Thai facilities management company to jointly market their services throughout Asia, and obtained the food service contract for the Queen Sirikit National Convention Center in Bangkok, Thailand. In addition, the Company recently expanded its presence in Southeast Asia through the execution of multi-year food service management agreements to operate the Bangkok International Trade and Exhibition Center in Bangkok, Thailand and the Bali Festival Park in Bali, Indonesia. The Company believes that the rapid growth of the Asian economy, including the increased construction of recreation and leisure facilities and convention centers, provides the Company with further opportunities for expansion on an international basis due to the lack of both food service technology and sophistication within the Asian contract food service industry.

    ACQUISITIONS. The Company believes there are significant opportunities to expand its business through the acquisition of companies in the contract food service industry, particularly in the education and corporate dining markets, as well as in markets where the Company does not primarily operate, such as hospitals and healthcare facilities and correctional facilities. Senior management of the Company has been primarily responsible for identifying, pursuing and negotiating potential acquisition opportunities and integrating acquired operations. The Company believes that it can integrate such companies into the Company's management structure and diversified operations successfully without a significant increase in general and administrative expense. There can be no assurance, however, that the Company's acquisition strategy can be implemented successfully. See "Risk Factors--Risk of Inability to Operate or Integrate Acquired Businesses; Expenses Associated with Acquisition Strategy."

    Fine Host's growth has accelerated since its Initial Public Offering with the successful completion of five strategic acquisitions. These acquisitions significantly increase the Company's presence in the Education and Corporate Dining markets in the northeastern and mid-Atlantic regions of the United States. Four of these acquisitions, Ideal, Republic, Service Dynamics and Serv-Rite, have increased the Company's presence in the School Nutrition market, a market estimated by the U.S. government to be approximately

$10 billion in 1995. The Company believes that all of these companies have effective management teams and strong operating results at their facilities, yet can benefit from the Company's size and operating infrastructure. The following table provides selected information regarding each acquisition:

                                                                                                            PURCHASE
                                                                                                              PRICE
      COMPANY           DATE ACQUIRED           PRIMARY MARKET(S)             REGION         REVENUES*     -----------
--------------------  -----------------  -------------------------------  --------------  ---------------      (IN
                                                                                                            MILLIONS)
Ideal                 July 1996          School Nutrition                 NY                 $     7.7      $     3.6
PCS                   November 1996      Corporate Dining                 Eastern U.S.            15.7            6.0
Republic              December 1996      School Nutrition and             MA, RI, CT              14.6            8.6
                                          Corporate Dining
Service Dynamics      December 1996      School Nutrition and             NY, NJ, CT              11.0            3.0
                                          Corporate Dining
Serv-Rite             January 1997       Education and                    NY, PA                  34.2            7.5
                                          Corporate Dining

-------------

* For last completed fiscal year of the acquired company for which financial statements are available.

SERVICES AND OPERATIONS

    The Company provides a wide array of food services, ranging from food and beverage concessions, such as hot dogs, sandwiches, soda and beer, to sophisticated catering and fine dining in a formal setting. At its convention center locations, the Company routinely serves banquets attended by thousands of persons.

    The Company is the exclusive provider of food and beverages at substantially all of the facilities it serves and is responsible for hiring, training and supervising food service personnel and ordering, receiving, preparing and serving all items of food and beverage sold. At facilities serviced by the Company, the client attracts patrons on an event-specific basis at recreation and leisure facilities and convention centers and on a continuing basis at education and corporate dining facilities. As a result, the Company does not incur the expense of marketing to the broader public, and is able to focus on operations, client satisfaction, account retention and new account development.

    Fine Host has developed and implemented various operating strategies and systems to quickly and efficiently provide food and beverages to a large number of people in a short period of time and in a cost-effective manner, including:

    LABOR COST MANAGEMENT. The Company focuses on tight management of on-site costs, particularly with respect to labor. The Company requires its general managers to forecast labor requirements on an event-by-event basis and has the ability to tailor labor costs to specific events and venues. For example, managers reduce labor during individual events when operationally desirable, such as after half time of a football game. In addition, as the number of locations managed by the Company has grown, the Company has been able to achieve labor savings by moving full-time employees between nearby facilities during off-peak periods at one or more of the facilities.

    PRODUCT COST MANAGEMENT. The Company focuses on reducing total product costs, including distribution costs and raw product costs. The Company has implemented a program to control its distribution costs of grocery products pursuant to national distribution contracts, while at the same time it has negotiated agreements with the manufacturers of many of the principal products needed at its facility locations. As the

Company has grown, it has been able to achieve economies of scale, including national pricing from manufacturers, food distributors and food equipment manufacturers. The Company also manages its product costs by carefully monitoring the size of food and beverage portions against predetermined standards.

    QUALITY CONTROL. The Company has instituted a quality control program to ensure client satisfaction and monitor quality levels at each of its locations. The Company requires its region managers to visit each of the locations for which he or she is responsible at least once monthly. The region manager is required to submit to senior management a written summary of each visit, including a report on the level of quality and service being maintained at each location, as well as the client's view of Fine Host's performance. In addition, the Company surveys meeting planners, convention organizers, fans and students using its food and beverage services, enabling the Company to track levels of satisfaction and to respond rapidly as problems arise.

    FACILITY DESIGN CAPABILITY. The Company has expertise in designing appealing and efficient food service facilities, including food courts, kitchens and permanent and portable concession stands. The Company believes that its design of concession stands and use of systems and equipment such as portable concession stands have enabled it to increase sales and improve client satisfaction at many facilities.

    CUSTOMIZED MENU DESIGN. Fine Host works closely with each facility's management to customize concession and catering menus and prices and to create catering brochures that meet the needs of prospective users of the facility and accommodate the tastes of the region in which the facility is located. Menus and prices are further refined and upgraded during meetings between Fine Host on-site management and facility patrons in accordance with the patron's individual desires.

    ON-SITE MARKETING AND SUPPORT. At convention centers and certain recreation and leisure facilities, the Company's on-site salesperson is available to the convention or event manager to oversee the operation of food and beverage functions. This commissioned salesperson also assists the convention center in selling unutilized space for events requiring food service, such as meetings, luncheons and weddings. This cooperative effort can result in incremental income for both Fine Host and its client.

    TRAINING AND RECRUITING. The Company has established a training program for its facility general managers and their staffs to establish a consistent level of quality at its facilities. The Company's training programs enable it to train a large number of temporary employees in a short period of time. The Company has developed and implemented numerous training programs, including an alcohol awareness program which requires that all servers of alcohol products receive special training, as well as a "train the trainer" program, which develops a management employee at each location capable of conducting the Company's on-site training programs.

    ACCOUNTING SYSTEMS AND CONTROLS. The Company's management information system is based on open hardware platforms that allow the Company to choose from a wide variety of software, system utilities and development tools. The Company's time management, inventory management (such as beverage yield analysis and food cost analysis) and retail point-of-sale control systems provide data for posting directly to the Company's general ledger and to other accounting subsystems. The automated general ledger system provides management reports on a timely basis which compare current and prior operating results and measure actual performance against predetermined operating budgets. The results are reported to and reviewed by regional and corporate management. Such reporting includes weekly and monthly forecasts of revenues and expenses and detailed performance reports.

CLIENTS

    The Company provides contract food services principally to recreation and leisure facilities, convention centers, education facilities and corporate dining accounts. As of December 25, 1996, the Company provided contract food service management at approximately 400 facilities under 341 contracts, including 30 recreation and leisure, 24 convention center, 111 education and 148 corporate dining contracts, as well as 28 contracts serving other types of facilities.

    RECREATION AND LEISURE FACILITIES. The Company offers food and beverage concession and catering services to arenas, stadiums, amphitheaters, civic centers and other recreational facilities. These facilities typically select a food service provider on the basis of its ability to generate increased volume from concession sales while maintaining high quality and attendee satisfaction. The Company employs its facility design capability and other operating techniques to serve its recreation and leisure venues and to increase total sales and profitability. The Company believes that, as a result of the growing popularity of minor league sports, significant opportunities exist at stadiums and arenas at which minor league baseball and hockey teams play. As of December 25, 1996, the Company provided services to facilities hosting eight minor league baseball teams and seven minor league hockey teams. The Company further believes that more major college athletic programs will seek to outsource food and beverage concession operations at on-campus stadiums and arenas. Recreation and leisure facilities served by the Company presently include Pro Player Stadium in Miami, Florida (home of the Miami Dolphins and Florida Marlins), Sun Devil Stadium in Tempe, Arizona (home of the Arizona Cardinals) and the Great Woods Center for the Performing Arts in Mansfield, Massachusetts. The Company also provides concession services to recreation and leisure facilities at colleges and universities including Arizona State University, Boise State University and the University of Minnesota.

    CONVENTION CENTERS. Food service offered in convention centers consists primarily of large scale catering and banquet functions held in the facility's ballroom and banquet halls, catering and concession services to functions held in meeting rooms, and concession services offered to convention and trade show attendees. The Company's convention center operations focus on providing consistent high quality and client satisfaction in all food service areas, particularly with respect to catering and banquet services. The Company believes that its ability to renew convention center contracts is particularly significant because public authorities choosing the food service provider put great emphasis on the level of quality and service offered. These aspects are viewed as critical factors in the decision-making process of convention organizers and meeting planners when making site selections. The Company also encourages convention organizers to choose other convention centers serviced by Fine Host for subsequent events. The Company believes it is well positioned to gain incremental sales at existing convention centers which are expanding their banquet and ballroom capacities, and to obtain additional contracts at newly constructed convention centers. Major convention center clients include the Albuquerque Convention Center in Albuquerque, New Mexico; the Austin Convention Center in Austin, Texas; the Lawrence Convention Center in Pittsburgh, Pennsylvania; the Orange County Convention Center in Orlando, Florida; the Oregon Convention Center in Portland, Oregon; and the Wisconsin Center in Milwaukee, Wisconsin.

    EDUCATION. The Company provides food and beverage concession and catering services to student cafeterias, food courts, snack bars and clubs at colleges, universities and elementary and secondary schools. College student dining habits have changed dramatically in recent years, with students tending to eat smaller meals throughout the day and evening, often paying with debit cards in lieu of cash or traditional board plans. In response to these changes, the Company now offers increased quality and choices among food and beverage items at educational facilities, including recognized brand name foods served in education facilities by the Company's employees. The Company has contractual arrangements with Subway Corporation, Pizza Hut, Inc. and Taco Bell Corp. to offer their products at various dining locations at educational institutions. The Company presently provides dining services to students at colleges and universities including Morris Brown College in Atlanta, Georgia; Mt. Hood Community College in

Gresham, Oregon; Wayne State University in Detroit, Michigan; and Xavier University in New Orleans, Louisiana.

    CORPORATE DINING. Fine Host provides food and beverage services to corporate dining rooms and cafeterias, office complexes and manufacturing plants. Corporate dining facilities are increasingly offering upscale, quality food and beverage items and are often subsidized by employers seeking to shorten employee meal breaks and increase productivity. The Company seeks to capitalize on this trend by providing high quality food and beverage service at its corporate client dining locations. The Company serves a diversified mix of large corporate clients, focusing on more upscale office dining. Clients include facilities of Chrysler Corporation, General Motors Corporation, Ore-Ida Foods, Inc. and Whirlpool Corporation.

CONTRACTS

    The Company generally enters into one of three types of contracts: profit and loss contracts, profit sharing contracts and management fee contracts.

    PROFIT AND LOSS CONTRACTS ("P&LS"). Under P&Ls, the Company receives all the revenues and bears all the expenses of the operation. These expenses include rent paid to the client, typically calculated as a fixed percentage of various categories of sales. While Fine Host often benefits from greater upside potential with a P&L contract, it is responsible for all costs of running the food service operation and consequently bears greater risk than with a management fee or profit sharing contract. As of December 25, 1996, the Company had 240 P&L contracts.

    PROFIT SHARING CONTRACTS. Under profit sharing contracts, the Company receives a percentage of profits earned at the facility plus a fixed fee or percentage of sales as an administrative fee. Under this type of contract, Fine Host does not bear responsibility for losses incurred, if any. As of December 25, 1996, the Company had 18 profit sharing contracts.

    MANAGEMENT FEE CONTRACTS. Revenues derived under management fee contracts are based upon a fixed fee. Fine Host is reimbursed for all its on-site expenses incurred in providing food and beverage services under management fee contracts. A number of the Company's management fee contracts provide for an additional incentive fee based on a percentage of sales over a base threshold level. The benefit of this type of contract is that risks associated with food and beverage operations at the facility are generally not borne by Fine Host. As of December 25, 1996, the Company had 83 management fee contracts.

    Fine Host often provides a capital commitment in its bid to win a new facility contract. This commitment most frequently takes the form of an investment in food service equipment and leasehold facilities, which upgrade the facility itself and can increase the returns to both Fine Host and the facility owner by generating increased sales. Occasionally, the Company makes loans or advances to the client, the proceeds of which are generally used to improve an existing facility or to complete a new facility. These loans are sometimes collateralized by other assets in the facility. When the Company makes an investment, loan or advance to a facility under either a management fee or profit sharing contract, the amount of the commitment, together, in certain cases, with interest, is repaid to the Company out of the revenues generated by the food service operation in accordance with an amortization schedule set forth in the contract. P&L contracts do not require the repayment of invested capital to the Company during the contract term. All of the Company's contracts require the client to reimburse the Company for any unamortized invested capital in the event of the expiration or termination of the contract for any reason, and Fine Host keeps title to the subject assets until such payment is made. Invested capital is usually amortized over a period of time equal to or greater than the term of the contract. The Company believes that its willingness to make selective investments can provide it with a competitive advantage in bidding for new contracts. There can be no assurance, however, that any such investments will enhance returns and not result in losses for the Company. See "Risk Factors--Dependence on Clients; Investment in Client Contracts and Advances to Clients."

    The length of contracts varies depending on the type of facility, type of contract and financial investment. Contracts for recreation and leisure facilities typically include the largest capital investment by the Company and generally have a term of three to ten years. Contracts for convention centers generally have a term of three to five years. Education contracts generally have a term of one to five years. Corporate dining accounts, which generally require the smallest capital investment by the Company, typically have a shorter term than those in the recreation and leisure, convention center and education areas, and generally contain a provision allowing either party to terminate for convenience after a short notice period, typically ranging from 30 to 90 days. Most corporate dining contracts are terminable after a short notice period. The Company's remaining contracts generally have a fixed term and in any fiscal year a number of these contracts either expire or come up for renewal.

    Certain municipalities and governmental authorities require that a certain percentage of food service contract bids be from minority-owned and/or women-owned businesses ("MBEs" and "WBEs," respectively). The Company has entered into joint ventures with four MBEs/WBEs to operate facilities in Orlando, Florida; Portland, Oregon; Fort Worth, Texas; and Milwaukee, Wisconsin. It is likely that the Company will be required to partner with additional MBEs/WBEs in the future as a precondition to winning certain municipal and governmental authority facility food service contracts.

SALES AND MARKETING

    The Company selectively bids for both privately owned facility contracts and contracts awarded by governmental and quasi-governmental agencies. The privately negotiated transactions are usually competitive in nature, with a privately owned facility owner or operator soliciting proposals from Fine Host and several of its competitors. These bids often require a Fine Host team to formulate a rapid response and make a proposal encompassing, among other things, a capital investment and other financial terms. In certain cases, a private facility owner may choose to negotiate with the Company exclusively for a period of time. The Company believes that its flexibility with clients has helped it in these instances. See "--Business Strategy." Governmental contracts are usually awarded pursuant to a request-for-proposal process. Bidding in publicly controlled venues often requires more than a year of effort by a Fine Host team, focusing on building meaningful relationships in the local community in which the venue is located and raising the profile of the Fine Host name with the decision makers within that community. During this bidding period, the Company expends substantial time, effort and funds preparing a contract proposal and negotiating the contract. See "Risk Factors--Adverse Effects of an Inability to Retain Existing Contracts and Obtain New Contracts." The Company's sales and marketing team consists of three senior sales executives and ten sales and marketing professionals. The entire team is involved at various stages in formulating sales proposals and operating plans and negotiating new contracts.

    Members of the Company's sales and marketing team maintain a high degree of visibility in various industry trade associations. Virtually all of the Company's clients and potential clients in facilities operated by governmental and quasi-governmental authorities are members of these trade groups. The Company regularly exhibits at industry trade shows held for and by groups comprised of recreation and leisure facility owners, convention center managers and representatives of colleges, universities and elementary and secondary schools. Fine Host also advertises on a regular basis in magazines and periodicals that focus on the public facilities industry.

COMPETITION

    The Company encounters significant competition in each area of contract food service market in which it operates. Food service companies compete for clients on the basis of quality and service standards, innovative approaches to food service facilities design, maximization of sales and price (including the making of loans, advances and investments in client facilities and equipment). Competition may result in price reductions, decreased gross margins and loss of market share. Certain of the Company's competitors compete with the Company on both a national and international basis and have significantly greater financial and other resources than the Company. In addition, existing or potential clients may elect to "self operate" their food service, eliminating the opportunity for the Company to compete for the account. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

EMPLOYEES

    As of December 30, 1996, the Company had 1,665 full-time salaried employees, including 1,501 in operations, 136 in administration and 28 in sales. During December 1996, approximately 7,900 employees were part-time or hired on an event-by-event basis. The number of part-time employees can vary significantly from time to time. The Company believes that its future success will depend in large part upon the continued service of its senior management personnel and upon the Company's continuing ability to attract and retain highly qualified managerial personnel. Competition for highly qualified personnel is intense and there can be no assurance that the Company will be able to retain its key managerial personnel or that it will be able to attract and retain additional managerial personnel in the future. Approximately 9.0% of the Company's total employees (including full and part-time) are covered by collective bargaining agreements. The Company has not experienced any work stoppage and considers its relations with its employees to be satisfactory. The Company has hired and expects to continue to need to hire a large number of qualified, temporary workers at particular events. See "Risk Factors--Adverse Effects of an Inability to Manage Growth" and "--Constraints and Expenses Associated with an Unavailability of Labor."

GOVERNMENT REGULATION

    The Company's business is subject to various governmental regulations incidental to its operations, such as environmental, employment and health and safety regulations. Since it serves alcoholic beverages at many convention centers and recreation and leisure facilities, the Company also holds liquor licenses incidental to its contract food service business and is subject to the liquor license requirements of the states in which it holds a liquor license. As of December 25, 1996, the Company and its affiliates held liquor licenses in 20 states. While the application procedures and requirements for a liquor license vary by state, the Company has received an alcoholic beverage license with respect to each of the approximately 32 applications it has submitted, and has never had an alcoholic beverage license revoked or suspended.

    Typically, liquor licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the Company's operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The Company has not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere.

    The Company is subject to "dram-shop" statutes in the states in which facilities are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated individual. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance which it believes is adequate. While the Company maintains such insurance, there can be no assurance that such insurance will be adequate to cover any potential liability or that such insurance will continue to be available on commercially acceptable terms. See "Risk Factors--Government Regulation."

    The cost of the Company's compliance with governmental regulations has not been material. However, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance. See "Risk Factors--Government Regulation."

PROPERTIES

    The Company leases its corporate headquarters in Greenwich, Connecticut pursuant to a lease expiring in June 2004. The Company also maintains accounting processing centers in Toledo, Ohio and Tempe, Arizona. The Company leases the space for each of these facilities. The Company believes that the properties which are currently under lease are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the lease on any of these facilities, other suitable facilities would be available to meet the Company's needs.

LITIGATION

    In January 1996, the Company was served with a complaint naming it as one of five defendants in a lawsuit brought by multiple plaintiffs in the New York State Supreme Court alleging damages arising out of the Woodstock II Festival held in August 1994 in Saugerties, New York. The promoter of the festival is also a defendant. According to the complaint, the plaintiffs were hired by the Company (which had a concession agreement with the promoters of the festival) as subcontractors of food, beverage and/or merchandise. In their complaint, which seeks approximately $5.9 million, the plaintiffs allege damages arising primarily from the failure to provide adequate security and prevent festival attendees from bringing food and beverages in to the festival. The Company has made claim for indemnification under applicable provisions of the concession agreement, which has been rejected by the promoter. On April 4, 1996, the other defendants named in the suit answered the complaint and asserted cross-claims for contribution and indemnification against the Company. Thereafter, the Company cross-claimed for contribution and indemnification against a co-defendant.

    The Company has also sued a former client in the Jefferson Circuit Court of the Commonwealth of Kentucky for certain amounts owed by the former client under the food service contract between the parties, and the former client has filed a counterclaim against the Company seeking unspecified damages for the Company's alleged tortious interference with a prospective contractual relationship with another food service provider.

    The Company is involved in certain other legal proceedings incidental to the normal conduct of its business. The Company does not believe that any liabilities relating to any of the legal proceedings to which it is a party are likely to be, individually or in the aggregate, material to its consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

     NAME                                                   AGE                             POSITION
------------------------------------------------------      ---      ------------------------------------------------------
Richard E. Kerley(1)..................................          55   President, Chief Executive Officer and Director
Randy B. Spector......................................          45   Executive Vice President--Administration
Randall K. Ziegler....................................          54   Executive Vice President--Recreation and Leisure and
                                                                       Director
Robert F. Barney......................................          57   Executive Vice President--Education and Corporate
                                                                       Dining
Nelson A. Barber......................................          41   Senior Vice President and Chief Financial Officer
Ellen Keats...........................................          39   Vice President and General Counsel
Cynthia J. Robbins....................................          41   Vice President and Controller
William R. Berkley(1)(2)..............................          50   Chairman of the Board of Directors
Ronald E. Blaylock(3).................................          36   Director
Andrew M. Bursky(2)...................................          40   Director
Catherine B. James....................................          44   Director
Jack H. Nusbaum(3)....................................          56   Director
Joshua A. Polan(1)(2)(3)..............................          48   Director

------------------------

(1) Member of Executive Committee.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

    RICHARD E. KERLEY has been the President and Chief Executive Officer of Fine Host since 1991. He previously served as Chief Financial Officer of the Company from 1990 to 1991. He has been a director of the Company since 1994. Mr. Kerley has 21 years of experience in the food services industry. Prior to joining the Company in 1990, Mr. Kerley held a series of senior management positions at Ogden Corporation, a contract food service provider, including head of business development, logistic support and accounting.

    RANDY B. SPECTOR has been Executive Vice President--Administration of the Company since 1993. From 1990 to 1993, Mr. Spector was Senior Vice President--Law and Corporate Affairs of the Company. From 1987 to 1990, Mr. Spector served as Vice President and General Counsel of the Company. Before joining Fine Host in 1987, Mr. Spector spent five years as Vice President and General Counsel of Dellwood Foods, Inc., a processor and distributor of milk and dairy products in the New York City metropolitan area.

    RANDALL K. ZIEGLER has been Executive Vice President--Recreation and Leisure of the Company since 1995. He previously served as President of the Company's Food Services Division from 1990 to 1995. From 1985 to 1990, Mr. Ziegler served as Vice President--Sales of the Company. Mr. Ziegler has been a director of the Company since 1994. Prior to joining the Company in 1985, he held a number of senior management positions at Service America Corporation, a contract food service provider, including head of new business development.

    ROBERT F. BARNEY joined the Company as Vice President--Education and Corporate Dining in 1995 and became Executive Vice President--Education and Corporate Dining in 1996. Prior to joining Fine Host, Mr. Barney founded Northwest Food Services, Inc. in 1976, and served as its President and Chief Executive Officer until its sale to Fine Host in 1995.

    NELSON A. BARBER has been Senior Vice President and Chief Financial Officer of the Company since 1995. He previously served as Treasurer of the Company from 1993 to 1995. From 1989 to 1993, Mr. Barber was Chief Financial Officer and Treasurer of GEV Corporation (now known as Pioneer Companies, Inc.) and from 1987 to 1989 he was Director of Corporate and International Accounting at Combustion Engineering Inc., a diversified industrial services company.

    Ellen Keats has been Vice President and General Counsel of the Company since December 1996. She previously served as Corporate Counsel of the Company from 1994 to 1996. Prior to joining the Company, from 1993 to 1994, Ms. Keats was General Counsel of EIS International, Inc., a telecommunications and software company in Stamford, Connecticut. Prior to such time, Ms. Keats was a partner with the Greenwich, Connecticut law firm of Gilbride, Tusa, Last and Spellane.

    Cynthia J. Robbins has been the Vice President and Controller of the Company since December 1996. From 1995 to 1996, Ms. Robbins was Vice President-Finance of ACI America Holdings Inc. ("ACI"), a diversified manufacturing company. From 1992 to 1995, Ms. Robbins was Controller and Treasurer of ACI. From 1989 to 1992, Ms. Robbins was Vice President, Director of Accounting for Citicorp POS Information Services, Inc., an information gathering company.

    WILLIAM R. BERKLEY has been Chairman of the Board of the Company since 1994 and a director of the Company since 1985. He also serves as Chairman of the Board of several companies which he controls or founded. These include W.R. Berkley Corporation, a property and casualty insurance holding company, Interlaken Capital, Inc. ("Interlaken Capital"), a private investment and consulting firm, and Pioneer Companies, Inc. ("PCI"), a publicly traded company engaged in the manufacture and marketing of chlorine and caustic soda and related products. Mr. Berkley is also a director of Strategic Distribution, Inc. ("Strategic Distribution"), a publicly traded industrial service and distribution business. Mr. Berkley is Vice-Chairman of the Board of Trustees of the University of Connecticut, a director of Georgetown University, a trustee of New York University and a member of the Board of Overseers of the New York University Stern School of Business.

    RONALD E. BLAYLOCK became a director of the Company upon the closing of the Initial Public Offering in June 1996. Mr. Blaylock has been President and Chief Executive Officer of Blaylock & Partners, L.P., an investment banking firm, since he founded the firm in September 1993. Prior to September 1993, Mr. Blaylock was a founding partner and Executive Vice President of Utendahl Capital Partners, a minority-owned broker dealer, where he specialized in taxable fixed-income securities, from 1991 to 1993. Prior to such time, Mr. Blaylock was a First Vice President at PaineWebber Incorporated from 1988 to 1991 and a Vice President at Citibank Capital Markets from 1982 to 1988. Mr. Blaylock is a director of Georgetown University, where he was a member of an NCAA Final Four basketball team, and also serves as a director of Harbourton Mortgage Corp. and Covenant House.

    ANDREW M. BURSKY has been a director of the Company since 1986. He previously served as Secretary and Treasurer of the Company from 1985 to 1990. Mr. Bursky has been a Managing Director of Interlaken Capital since May 1980. Mr. Bursky is a director of PCI and has been Chairman of the Board of Strategic Distribution since July 1988.

    CATHERINE B. JAMES has been a director of the Company since 1994. She has served as Chief Financial Officer of Strategic Distribution since February 1996, as Executive Vice President of Strategic Distribution since January 1989 and as Secretary and Treasurer of Strategic Distribution since December 1989. She has served as a member of the Board of Directors of Strategic Distribution since 1990. She was Chief Financial Officer of Strategic Distribution from January 1989 until September 1993. Ms. James has been a Managing Director of Interlaken Capital since January 1990. From 1982 through 1988, she was employed by Morgan Stanley & Co. Incorporated, serving as a Managing Director in the corporate finance area during the last two years of her tenure.

    JACK H. NUSBAUM became a director of the Company upon the closing of the Initial Public Offering in June 1996. Mr. Nusbaum is the Chairman of the New York law firm of Willkie Farr & Gallagher, where he has been a partner for more than the past twenty-five years. He is also a director of PCI, W.R. Berkley Corporation, Strategic Distribution, Prime Hospitality Corp. and The Topps Company, Inc. Mr. Nusbaum is also a trustee of Prep for Prep, the Joseph Collins Foundation and the Robert Steel Foundation.

    JOSHUA A. POLAN has been a director of the Company since 1994. Mr. Polan has served as an executive officer of Interlaken Capital since June 1988, currently serving as a Managing Director. He has served as a member of the Board of Directors of Strategic Distribution since 1988. For more than five years prior to June 1988, Mr. Polan was a partner in the accounting firm of Touche Ross & Co.

    Mr. Bursky, Ms. James and Mr. Polan were executive officers of Idle Wild Farm, Inc., a privately owned company that was formerly engaged in the manufacture of frozen foods which, in October 1993, filed a chapter 11 petition for reorganization under federal bankruptcy laws. Mr. Bursky was an executive officer of Blue Lustre Products, Inc., a privately owned company which is engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products which, in October 1995, filed a chapter 11 petition for reorganization under federal bankruptcy laws.

    The Board of Directors is divided into three classes. One class of directors will be elected each year at the annual meeting of stockholders for terms of office expiring after three years. Messrs. Nusbaum and Polan serve in the class whose terms expire in 1997; Mr. Blaylock, Mr. Bursky and Ms. James serve in the class whose terms expire in 1998; and Messrs. Kerley, Ziegler and Berkley serve in the class whose terms expire in 1999. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. The classified Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. Executive officers of the Company are elected annually by the Board of Directors and serve at their discretion or until their successors are duly elected and qualified. There are no family relationships among any of the executive officers and directors of the Company.

    The Board of Directors has established a Compensation Committee (the "Compensation Committee"), which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company and administers the 1994 Stock Option Plan and the 401(k) Plan. The Board of Directors has also established an Audit Committee, which reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. The independent directors comprise a majority of the members of the Audit Committee.

DIRECTORS' ANNUAL COMPENSATION

    Members of the Board of Directors who are not officers or employees of the Company receive $2,500 per meeting and participate in the 1996 Non-Employee Director Stock Plan. The Company reimburses its Board members for all reasonable expenses incurred in connection with their attendance at directors' meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is currently composed of Messrs. Berkley, Bursky and Polan. Mr. Berkley is Chairman of the Board of the Company. Mr. Bursky served as an executive officer of the Company from 1985 to 1990. Messrs. Berkley, Bursky and Polan receive compensation for their service as directors as set forth under "--Directors' Annual Compensation." Mr. Berkley, Chairman of the Board of the Company, is also Chairman of the Board and a member of the Compensation Committee of PCI and a director of Strategic Distribution. Mr. Bursky, an executive officer of Strategic Distribution, serves on the Compensation Committee of the Company. See "Certain Transactions" for a description of certain transactions between the Company and certain other entities, of which Messrs. Berkley, Bursky and Polan are officers, directors or partners.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers (the "Executive Officer Group") during the fiscal years ended December 27, 1995 and December 25, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                         ANNUAL COMPENSATION                COMPENSATION
                                                 ------------------------------------   ---------------------
                                        FISCAL                         OTHER ANNUAL     SECURITIES UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR     SALARY    BONUS    COMPENSATION (1)       OPTIONS/SARS        COMPENSATION (2)
--------------------------------------  ------   --------  --------  ----------------   ---------------------   ----------------

Richard E. Kerley.....................   1996    $225,000    (3)         --                     54,000              $44,811
  President and CEO                      1995     185,000  $125,000      --                   --                      1,440

Randall K. Ziegler....................   1996     193,500    (3)         --                     15,000               28,602
  Executive Vice President               1995     180,000    52,500      --                   --                      1,440

Randy B. Spector......................   1996     175,000    (3)         --                     22,000               39,732
  Executive Vice President               1995     155,000    62,500      --                   --                        510

Robert F. Barney (4)..................   1996     160,000    (3)          50,362                14,500                4,300
  Executive Vice President               1995      60,000    17,500      --                   --                    --

Nelson A. Barber......................   1996     132,000    (3)         --                     14,500                2,396
  Senior Vice President                  1995     115,000    52,500      --                   --                    --

------------------------

(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted for certain executive officers where the aggregate amount of such perquisites and other personal benefits was less than $50,000.

(2) Represents premiums of excess group life insurance (Mr. Kerley - $2,250; Mr. Ziegler - $1,440; Mr. Spector - $870; Mr. Barney - $2,250; Mr. Barber - $437) and contributions by the Company to each officer's 401(k) savings plan (Mr. Kerley - $3,614; Mr. Ziegler - $3,614; Mr. Spector - $3,614; Mr. Barney
    - $2,050; Mr. Barber - $1,959). Also represents forgiveness of interest on promissory notes payable by certain executive officers (Mr. Kerley - $38,947; Mr. Ziegler - $23,548; Mr. Spector - $35,248) -- see "Certain
    Transactions--Employee Notes and Registration."

(3) Bonuses for the fiscal year ended December 25, 1996 have not yet been awarded, but are expected to be awarded and paid in April 1997.

(4) Mr. Barney became an executive officer of the Company in July 1995.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding options granted to the Executive Officer Group during the fiscal year ended December 25, 1996.

                                            NUMBER OF          PERCENT OF                                  POTENTIAL REALIZABLE
                                           SECURITIES        OPTIONS GRANTED                                     VALUE(1)
                                           UNDERLYING        TO EMPLOYEES IN    EXERCISE    EXPIRATION   ------------------------
                NAME                     OPTIONS GRANTED       FISCAL YEAR        PRICE        DATE          5%          10%
-------------------------------------  -------------------  -----------------  -----------  -----------  ----------  ------------
Richard E. Kerley....................          54,000                14.2%      $   12.00      6/19/06   $  407,521  $  1,032,742

Randall K. Ziegler...................          15,000                 3.9           12.00      6/19/06      113,200       286,873

Randy B. Spector.....................          22,000                 5.8           12.00      6/19/06      166,027       420,747

Robert F. Barney.....................          14,500                 3.8           12.00      6/19/06      109,427       277,310

Nelson A. Barber.....................          14,500                 3.8           12.00      6/19/06      109,427       277,310

------------------------

(1) These columns illustrate the hypothetical appreciation in the value of the stock options under the assumption that the Common Stock, which had a value per share of $12.00 on the date of grant of the option, appreciates at the rate of 5% or 10%, respectively, compounded annually for ten years, the term of the options.

    Additionally, on January 7, 1997 the Compensation Committee granted stock options to purchase 15,000, 7,500, 5,000, 5,000 and 2,500 shares, having an exercise price of $20.75, to each of Messrs. Kerley, Spector, Barber, Barney and Ziegler, respectively.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised stock options held at December 25, 1996 by each member of the Executive Officer Group. No stock options were exercised by members of the Executive Officer Group during the fiscal year ended December 25, 1996.

                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                        OPTIONS AT FISCAL YEAR END     FISCAL YEAR END (1)
                                        --------------------------  --------------------------
     NAME                               EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  -----------  -------------  -----------  -------------
Richard E. Kerley.....................      15,166        61,584     $ 181,157    $   434,839
Randall K. Ziegler....................       5,833        17,917        69,675        130,468
Randy B. Spector......................      10,500        27,250       125,422        202,961
Robert F. Barney......................       4,666        16,834        52,422        118,659
Nelson A. Barber......................      10,500        19,750       125,422        155,148

------------------------

(1) The amounts set forth in this column were calculated using the difference in the fiscal year-end closing price of the Common Stock, $18.375 per share, and the exercise price per share.

COMPENSATION PURSUANT TO PLANS

    1994 STOCK OPTION PLAN: The Company's Amended and Restated 1994 Stock Option Plan (the "1994 Stock Plan") is open to participation by directors, officers and key employees of the Company and its subsidiaries, except members of the Compensation Committee. The number of shares of Common Stock reserved for issuance under the 1994 Stock Plan is 569,000 shares. Either incentive stock options or options that do not qualify as incentive stock options may be granted under the 1994 Stock Plan. The 1994 Stock Plan expires in November 2004.

    The 1994 Stock Plan is administered by the Compensation Committee, which determines, in its discretion, those persons to be granted options and the number of options to be received, the times when recipients of options ("Optionees") may exercise the options, the expiration dates of the options and whether the options will be incentive stock options. The Compensation Committee may determine the option price of the stock options; provided that (i) the option price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of grant and (ii) the option price of an option which is not an incentive stock option shall not be less than 85% of the fair market value. Unless an option agreement provides otherwise, in the event of a Change in Control (as defined in the 1994 Stock Plan) the outstanding options shall immediately become exercisable. As of February 12, 1997, options to purchase an aggregate of 456,672 shares of Common Stock under the 1994 Stock Plan are outstanding.

    1996 NON-EMPLOYEE DIRECTOR STOCK PLAN: The 1996 Non-Employee Director Stock Plan (the "Directors Plan") authorizes the grant of an aggregate of 50,000 shares of Common Stock. Common Stock is granted pursuant to the Directors Plan only to members of the Board of Directors who are not officers or employees of the Company ("Non-Employee Directors"). The Directors Plan is administered by the Compensation Committee. Six members of the Board of Directors are currently eligible for participation in the Directors Plan, including Mr. Berkley.

    Upon consummation of the Initial Public Offering, each Non-Employee Director was granted 1,250 shares pursuant to the terms of the Directors Plan. Thereafter, for the remainder of the term of the Directors Plan and provided he or she remains a director of the Company, on the date of each of the Company's annual meeting of Stockholders, each Non-Employee Director will be automatically granted, without further action by the Board of Directors, a number of shares of Common Stock equal to $15,000 divided by the Fair Market Value (as defined in the Director's Plan) of one share of Common Stock on the date of grant.

    Common Stock granted under the Directors Plan will be restricted and nontransferable for the period of one year from the date of grant. In the event that a Non-Employee Director ceases to be a member of the Board of Directors, other than because of his or her death or Disability (as defined in the Directors Plan), all shares of Common Stock granted to him or her pursuant to the Directors Plan whose restrictions have not lapsed shall be forfeited back to the Company. Upon a Non-Employee Director's death or Disability all restrictions on shares of Common Stock granted to him pursuant to the Directors Plan shall lapse and all such shares shall become freely transferable. In the event of a Change in Control (as defined in the Directors Plan), all restrictions with respect to shares of Common Stock previously granted pursuant to the Directors Plan will immediately lapse and all such shares will become immediately transferable.

                              CERTAIN TRANSACTIONS

ADVISORY AGREEMENT WITH INTERLAKEN CAPITAL

    The Company has paid Interlaken Capital, Inc. ("Interlaken Capital"), a private investment and consulting firm affiliated with Interlaken Investment Partners, L.P. ("Interlaken Partners"), a stockholder of the Company, an advisory fee of $150,000 during each of fiscal 1994, 1995 and 1996, for certain administrative services provided by Interlaken Capital to the Company. The Company will pay Interlaken Capital this annual advisory fee after the Offering pursuant to an advisory services agreement terminable by either party with respect to the next succeeding calendar year upon two months' notice. Mr. Berkley, a director of the Company, is the sole owner and President of Interlaken Capital, and each of Mr. Bursky, Ms. James and Mr. Polan, each a director of the Company, is a managing director of Interlaken Capital. Messrs. Berkley and Bursky are also directors of Interlaken Capital. Each of Mr. Berkley, Mr. Bursky, Ms. James and Mr. Polan, directors of the Company, are limited partners of Interlaken Management Partners, L.P., the general partner of Interlaken Partners.

EMPLOYEE NOTES AND REGISTRATION

    In 1987 and 1991, Messrs. Kerley, Spector and Ziegler, executive officers of the Company, purchased Common Stock from the Company in exchange for promissory notes payable to the Company in the original principal amounts of $86,545, $77,412 and $34,618 and having outstanding principal amounts of $81,995 and $74,208, with respect to Messrs. Kerley and Spector, as of February 12, 1997. On February 12, 1997, Mr. Ziegler repaid the outstanding balance of $32,796 on his promissory note. In addition, in 1985, Douglas M. Stabler, a former officer of the Company, and Mr. Ziegler purchased Common Stock with funds borrowed from Interlaken Capital Partners Limited Partnership ("ICPLP"), of which Messrs. Berkley and Bursky are general partners, evidenced by notes each in the original principal amount of $16,779 and having an outstanding principal amount of $16,779, with respect to Mr. Stabler, as of February 12, 1997. On February 12, 1997, Mr. Ziegler repaid the outstanding balance of $16,779 on his promissory note. Upon the closing of the Initial Public Offering, pursuant to the terms of the employee notes to the Company and ICPLP, interest on the notes (aggregating $38,947 for Mr. Kerley, $35,248 for Mr. Spector, $23,548 for Mr. Ziegler and $7,970 for Mr. Stabler) was forgiven and interest thereafter ceased to accrue. In addition, the employee notes were amended to extend their maturity for three years. The Company agreed to file a shelf registration statement under the Securities Act after the first anniversary of the Initial Public Offering covering the sale of shares of Common Stock held by Messrs. Kerley, Ziegler, Spector and Stabler, which would entitle them to sell such shares within the volume limitations of Rule 144 under the Securities Act. The Company subsequently agreed to file such registration statement promptly after the closing of the Follow-On Offering. The Company has filed the Registration Statement of which this Prospectus is a part in satisfaction of such obligation. The Shares will be subject to lock-up agreements with the Underwriters in the Follow-On Offering, restricting the sale or other disposition of such Shares prior to May 7, 1997 without the consent of Montgomery Securities. See "Principal and Selling Stockholders" and "Description of Capital Stock--Registration Rights." The Company believes these arrangements assist it in retaining qualified management personnel.

BANK OF AMERICA AND ING ARRANGEMENTS

    In April 1993, the Company entered into a subordinated loan agreement with Continental Bank, N.A. (now known as Bank of America Illinois ("BAI")) pursuant to which the Company sold $8.5 million of its variable rate subordinated notes and issued warrants to acquire 733,467 shares of non-voting common stock at an exercise price of $4.93 per share and warrants to acquire 133,763 shares of non-voting common stock at an exercise price of $.01 per share. The notes are due April 30, 2001 with mandatory principal payments of $2,125,000 due on April 30 of each year commencing in 1998 and ending in 2001. In connection with the amendment to the Company's credit agreement in April 1995, a $2.0 million prepayment of principal was made, reducing the 1998 mandatory prepayment to $125,000. On April 21,

1995, the rate of interest was reset at 12.79% for the remainder of the term of the notes. BAI agreed in April 1995 to reduce the number of shares of Common Stock represented by certain of the warrants. In addition, the terms of certain of the warrants provided for a reduction in the number of shares issuable upon exercise thereof in the event the Company satisfied certain financial conditions.

    On March 22, 1996, in connection with the transfer by BAI of the $6.5 million variable rate subordinated notes to ING Capital Corp. ("ING"), BAI transferred to ING one-half of its warrants to acquire shares of non-voting common stock at an exercise price of $4.93 per share and one-half of its warrants to acquire shares of non-voting common stock at an exercise price of $.01 per share. All warrants held by BAI and ING were repurchased by the Company upon the closing of the Initial Public Offering.

FANFARE FINANCING

    In connection with the financing of the acquisition of Fanfare in 1993, the Company issued to The Berkley Family Limited Partnership (the "Partnership") 15,650 shares of Series A Convertible Preferred Stock, a warrant to acquire 21,294 shares of Common Stock at an exercise price of $4.93 per share and a warrant to acquire 81,613 shares of Common Stock at an exercise price of $0.01 per share. In addition, the Company issued to GRD Corporation ("GRD") 86,942 shares of Series A Convertible Preferred Stock, a warrant to acquire 118,307 shares of Common Stock at an exercise price of $4.93 per share and a warrant to acquire 453,432 shares of Common Stock at an exercise price of $0.01 per share (collectively, the "Fanfare Financing"). The consideration for the issuance and sale of such securities to the Partnership consisted of the reduction of $539,925 in principal amount of a promissory note made by the Company and payable to the Partnership, and the consideration for the issuance and sale of such securities to GRD was $2,999,499. In connection with the Fanfare Financing, the Company granted the Partnership and GRD certain registration rights relating to the shares of Common Stock owned by them. Upon the closing of the Initial Public Offering, the shares of Series A Convertible Preferred Stock held by the Partnership and GRD were converted into 109,550 and 608,594 shares of Common Stock, respectively. All shares issuable upon exercise of the warrants issued to the Partnership and GRD were sold in the Initial Public Offering, except for warrants to acquire 133,756 shares. See "Description of Capital Stock--Registration Rights."

INTERLAKEN PARTNERS INVESTMENT

    In April 1995, Interlaken Partners purchased 31,579 shares of Series A Convertible Preferred Stock from the Company for a price of $47.50 per share. Upon the closing of the Initial Public Offering, the shares of Series A Convertible Preferred Stock held by Interlaken Partners were converted into 221,053 shares of Common Stock. In connection with the April 1995 financing, the Company granted Interlaken Partners certain registration rights relating to the shares acquired by it. See "Description of Capital Stock--Registration Rights."

OTHER

    The Company has retained the law firm of Willkie Farr & Gallagher as its counsel with respect to certain matters, including the Offering, and anticipates it will continue to do so in the future. Mr. Nusbaum, a director of the Company, is the Chairman of Willkie Farr & Gallagher. See "Legal Matters."

    Fine Host is a participating employer in the Interlaken Capital Retirement 401(k) Savings Plan.

    The Company believes that all transactions between the Company and its officers, directors and principal stockholders or affiliates thereof, in light of the circumstances of the transactions, have been and will in the future be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Such transactions will in the future be subject to the approval of a majority of the disinterested directors of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of February 12, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each member of the Executive Officer Group, (iii) all directors and officers of the Company as a group and (iv) each Selling Stockholder. Except as otherwise noted, the named beneficial owner has sole voting and investment power.

                                                                   BENEFICIAL OWNERSHIP
                                                                   PRIOR TO THE OFFERING     MAXIMUM
                                                                            (1)              NO. OF
                        NAME AND ADDRESS                          -----------------------    SHARES
                      OF BENEFICIAL OWNER                           SHARES    PERCENTAGE     OFFERED
                     ---------------------                        ----------  -----------  -----------
William R. Berkley..............................................   1,001,250        11.2%      --
165 Mason Street
Greenwich, CT 06830
Richard E. Kerley...............................................      70,166(2)      *         70,000
Randall K. Ziegler..............................................      60,833(3)      *         55,000
Randy B. Spector................................................      56,500(4)      *         56,000
Robert F. Barney................................................       5,666(5)      *         --
Nelson A. Barber................................................         750(6)      *         --
Ronald E. Blaylock..............................................       1,250       *           --
Andrew M. Bursky................................................      53,750       *           --
Catherine B. James..............................................      34,750       *           --
Jack H. Nusbaum.................................................       6,250       *           --
Joshua A. Polan.................................................      39,250       *           --
Douglas M. Stabler..............................................      52,500(7)      *         42,000
All directors and executive officers as a group
  (13 persons)..................................................   1,330,415(8)       14.8%    223,000

------------------------

  * Less than 1%.

(1) Under the rules of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2) Includes 166 shares of Common Stock issuable upon exercise of stock options.

(3) Includes 5,833 shares of Common Stock issuable upon exercise of stock options.

(4) Includes 500 shares of Common Stock issuable upon exercise of stock options.

(5) Includes 4,666 shares of Common Stock issuable upon exercise of stock options.

(6) Consists of 750 shares of Common Stock issuable upon exercise of stock options.

(7) Includes 10,500 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 11,915 shares of Common Stock issuable upon exercise of stock options beneficially owned by directors and executive officers of the Company.

    The Shares offered by this Prospectus were purchased by the Selling Stockholders in exchange for promissory notes payable to the Company and ICPLP. The Company agreed to file a shelf registration statement under the Securities Act after the first anniversary of the Initial Public Offering covering the sale of the Shares, which would entitle the Selling Stockholders to sell the Shares within the volume limitations of Rule 144 under the Securities Act. The Company subsequently agreed to file such registration statement promptly after the closing of the Follow-On Offering, which closed on February 12, 1997. The Company has filed the Registration Statement of which this Prospectus is a part in satisfaction of such obligation. The Shares will be subject to lock-up agreements with the Underwriters in the Follow-On Offering, restricting the sale or other disposition of such Shares prior to May 7, 1997 without the consent of Montgomery Securities. See "Certain Transactions--Employee Notes and Registration." Messrs. Kerley, Spector and Ziegler are executive officers of the Company and Mr. Stabler was an executive officer of the Company until May 1996.

    Because the Selling Stockholders may offer pursuant to this Prospectus all or some part of the 223,000 Shares to which this Prospectus relates, and because the Offering may or may not be an underwritten offering on a firm commitment basis, no estimate can be given as of the date hereof as to the number of Shares to be offered for sale by the Selling Stockholders or as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of the Offering. See "Plan of Distribution."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company currently consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. Upon the closing of the Offering, there will be 8,955,766 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and non-assessable. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Restated Certificate or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. See "Risk Factors-- Anti-Takeover Effect of Certain Charter and By-Law Provisions."

WARRANTS AND CONVERTIBLE NOTES

    The Company currently has warrants outstanding to acquire an aggregate of 133,756 shares of Common Stock, at an exercise price of $.01 per share (the "Warrants"). In the event the Company's consolidated net income before income taxes (subject to certain adjustments set forth in the Warrants) is equal to or greater than $5.9 million for the fiscal year ended December 25, 1996, the Warrants will be canceled and of no further force or effect. The Warrants may not be exercised before April 15, 1997. The Company expects the Warrants to be cancelled. In connection with the acquisition of Ideal, the Company issued to the sellers subordinated notes in the aggregate principal amount of $1,420,000, which are convertible into shares of Common Stock at a price of $15 per share, or an aggregate of 94,667 shares of Common Stock as of the date of issuance. As of February 12, 1997, the principal amount of the notes is equal to $1,282,500, convertible into an aggregate of 85,500 shares.

REGISTRATION RIGHTS

    In connection with the issuance and sale of the Warrants and the Series A Convertible Preferred Stock, the Company entered into two registration rights agreements (the "Registration Rights Agreements") with Continental Bank N.A. (whose shares were subsequently acquired by BAI), GRD and William R. Berkley, and Interlaken Partners (collectively, the "Holders"). The Holders are entitled, with respect to 1,133,756 shares, to demand up to three registrations, the expenses of which will be borne by the Company. In addition, the Holders have incidental or "piggyback" registration rights with respect to certain registrations of equity securities by the Company. The registration rights are not available if the shares of Common Stock then held by the Holder can be sold in any 90-day period pursuant to Rule 144 under the Securities Act (without giving effect to the provisions of Rule 144(k)).

    As part of one of the Registration Rights Agreements, each of Continental Bank N.A. and GRD also agreed to provide the Company and certain stockholders with a right of first offer in the event such Holder decides to sell any Warrant or shares of Common Stock issuable upon exercise of the Warrants.

    In addition, an aggregate of 85,500 shares underlying convertible subordinated notes issued by the Company in connection with the acquisition of Ideal are subject to demand and piggyback registration rights beginning after June 25, 1997.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Restated Certificate and By-laws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Restated Certificate has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

    These provisions do not limit liability under state or federal securities laws. The Company believes that these provisions assist the Company in attracting and retaining qualified individuals to serve as directors.

CLASSIFIED BOARD OF DIRECTORS; PREFERRED STOCK

    The Restated Certificate provides for a classified Board of Directors and authorizes the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. These provisions may have the effect of making it difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. The rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock-- Preferred Stock" and "Risk Factors--Anti-Takeover Effect of Certain Charter and By-Law Provisions."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of the Common Stock is Continental Stock Transfer and Trust Company.

INCLUSION IN THE NASDAQ NATIONAL MARKET

    The Common Stock is quoted on the Nasdaq National Market under the symbol "FINE."

                        SHARES ELIGIBLE FOR FUTURE SALE

    As of February 12, 1997, the Company had outstanding 8,955,766 shares of Common Stock. Of such outstanding shares, 7,792,366 shares (including the 223,000 Shares to which this Offering relates) will be freely tradeable in the United States without restriction under the Securities Act, except that shares purchased by an "affiliate" of the Company, within the meaning of the rules and regulations adopted under the Securities Act, may be subject to resale restrictions. The Selling Stockholders have agreed, however, to sell the Shares subject to the volume limitations of Rule 144. Further, the Shares are subject to the lock-up agreements discussed below. The remaining outstanding shares may not be sold unless they are registered under the Securities Act or they are sold in accordance with Rule 144 under the Securities Act or some other exemption from such registration requirement. As those restrictions under the Securities Act lapse, such shares may be sold to the public pursuant to Rule 144.

    The Company and certain of its executive officers, directors and stockholders have agreed that, prior to May 7, 1997 (90 days after the date of the Prospectus relating to the Follow-On Offering)(the "lock-up period"), they will not dispose of any shares of Common Stock or securities convertible or exchangeable into or exercisable for any shares of Common Stock without the prior written consent of Montgomery Securities. Upon the expiration of the lock-up period (or earlier with the consent of Montgomery Securities), 1,095,500 restricted shares will become eligible for sale subject to the provisions of Rule 144.

    In general, under Rule 144, subject to certain conditions with respect to the manner of sale, the availability of current public information concerning the Company and other matters, each of the existing stockholders who has beneficially owned shares of Common Stock for at least two years is entitled to sell within any three month period that number of such shares which does not exceed the greater of 1% of the total number of then outstanding shares of Common Stock (approximately 85,558 shares as of February 12, 1997) or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Securities and Exchange Commission (the "Commission"). Moreover, each of the existing stockholders who is not deemed to be an affiliate of the Company at the time of the proposed sale and who has beneficially owned his or her shares of Common Stock for at least three years is entitled to sell such shares under Rule 144(k) without regard to such volume limitations.

    The holders of approximately 1,219,256 shares, including shares issuable upon the exercise of warrants and convertible notes, are entitled to certain registration rights with respect to their shares. See "Description of Capital Stock--Registration Rights."

    Prior to the Offering, there has been a limited public market history. There can be no assurance that future market prices for the shares will equal or exceed the price to public set forth on the cover page of this Prospectus. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, to the public will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of presently outstanding or subsequently issued stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its additional shares of Common Stock that may be offered for sale or sold to the public in the future.

                              PLAN OF DISTRIBUTION

    Any or all of the Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders.

    The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholder or by agreement between such Selling Stockholder and the Selling Stockholder's underwriters, dealers, brokers or agents.

    Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholder and/or purchasers of Shares, for whom they may act. In addition, the Selling Stockholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of Shares will be selected by the Selling Stockholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

    At any time a particular offer of Shares is made by any Selling Stockholder, a supplement to this Prospectus will be distributed, if required, which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions and concessions allowed or reallowed or paid to dealers. Such Prospectus supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

    Any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospecutus.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Jack H. Nusbaum, Chairman of Willkie Farr & Gallagher, is a director of the Company and beneficially owns 6,250 shares of Common Stock.

                                    EXPERTS

    The financial statements as of December 28, 1994 and December 27, 1995 and for each of the three years in the period ended December 27, 1995 of Fine Host included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices in Chicago (Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60611), and in New York (Seven World Trade Center, New York, New York 10007). Any interested party may obtain copies of all or any portion of the Registration Statement at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Any interested party may access such information at Web site http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Shares. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto, including the schedules and exhibits to such original Registration Statement or any such amendment. This Prospectus does not contain all of the information set forth in the Registration Statement, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement, without charge, at the public reference facilities of the Commission as described in the previous paragraph.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

  Independent Auditors' Report.............................................................................  F-2

  Consolidated Balance Sheets as of December 28, 1994 and December 27, 1995................................  F-3

  Consolidated Statements of Income for the fiscal years ended December 29, 1993, December 28, 1994 and
    December 27, 1995......................................................................................  F-4

  Consolidated Statements of Stockholders' Equity for the fiscal years ended December 29, 1993, December
    28, 1994 and December 27, 1995.........................................................................  F-5

  Consolidated Statements of Cash Flows for the fiscal years ended December 29, 1993, December 28, 1994 and
    December 27, 1995......................................................................................  F-6

  Notes to Consolidated Financial Statements...............................................................  F-7

  Consolidated Balance Sheets as of December 27, 1995 and September 25, 1996 (unaudited)...................  F-23

  Unaudited Consolidated Statements of Income for the nine months ended September 27, 1995 and September
    25, 1996...............................................................................................  F-24

  Unaudited Consolidated Statements of Stockholders' Equity for the nine months ended September 27, 1995 and September 25, 1996.................................................................................  F-25

  Unaudited Consolidated Statements of Cash Flows for the nine months ended September 27, 1995 and
    September 25, 1996.....................................................................................  F-26

  Notes to Unaudited Consolidated Financial Statements.....................................................  F-27

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of FINE HOST CORPORATION

    We have audited the accompanying consolidated balance sheets of Fine Host Corporation and subsidiaries (the "Company") as of December 28, 1994 and December 27, 1995, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 27, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well a evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fine Host Corporation and subsidiaries as of December 28, 1994 and December 27, 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 27, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York
May 24, 1996 (June 25, 1996 as to Note 18)

                     FINE HOST CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                             DECEMBER 28, 1994  DECEMBER 27, 1995
                                                                             -----------------  -----------------
                                  ASSETS
Current assets:
  Cash.....................................................................      $   1,532          $     634
  Accounts receivable......................................................          6,750              7,548
  Notes receivable.........................................................          1,964                520
  Inventories..............................................................          2,218              2,099
  Prepaid expenses and other current assets................................          2,121              1,893
                                                                                   -------            -------
      Total current assets.................................................         14,585             12,694

Contract rights, net.......................................................          9,715             12,866
Fixtures and equipment, net................................................         13,372             15,829
Notes receivable...........................................................          2,059              1,391
Excess of cost over fair value of net assets acquired, net.................         10,455             13,406
Other assets...............................................................          2,967              4,395
                                                                                   -------            -------
      Total assets.........................................................      $  53,153          $  60,581
                                                                                   -------            -------
                                                                                   -------            -------

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses....................................      $  13,565          $  12,467
  Current portion of long-term debt........................................          3,738              2,981
  Current portion of subordinated debt.....................................          1,338              1,745
                                                                                   -------            -------
      Total current liabilities............................................         18,641             17,193

Deferred income taxes......................................................          5,004              6,421
Long-term debt.............................................................          8,289             15,326
Subordinated debt..........................................................         12,153              8,879
                                                                                   -------            -------
      Total liabilities....................................................         44,087             47,819

Commitments and contingencies

Stock warrants.............................................................            480              1,380

Stockholders' equity:
  Convertible Preferred Stock, $.01 par value, 250,000 shares authorized,
    102,592 and 134,171 issued and outstanding at December 28, 1994 and
    December 27, 1995, respectively........................................              1                  1
  Common Stock, $.01 par value, 7,000,000 shares authorized, 2,048,200
    issued and outstanding.................................................             20                 20
  Additional paid-in capital...............................................          7,433              8,933
  Retained earnings........................................................          1,321              2,617
  Receivables from stockholders for purchase of Common Stock...............           (189)              (189)
                                                                                   -------            -------
      Total stockholders' equity...........................................          8,586             11,382
                                                                                   -------            -------
        Total liabilities and stockholders' equity.........................      $  53,153          $  60,581
                                                                                   -------            -------
                                                                                   -------            -------

          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   FISCAL YEARS ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 29,  DECEMBER 28,  DECEMBER 27,
                                                                            1993          1994          1995
                                                                        ------------  ------------  ------------
Net sales.............................................................   $   61,212    $   82,119    $   95,462
Cost of sales.........................................................       55,816        73,833        85,576
                                                                        ------------  ------------  ------------
Gross profit..........................................................        5,396         8,286         9,886
General and administrative expenses...................................        2,649         3,406         3,626
                                                                        ------------  ------------  ------------
Income from operations................................................        2,747         4,880         6,260
Interest expense, net.................................................          834         1,629         2,479
                                                                        ------------  ------------  ------------
Income before tax provision and extraordinary item....................        1,913         3,251         3,781
Tax provision.........................................................          829         1,385         1,585
                                                                        ------------  ------------  ------------
Income before extraordinary item......................................        1,084         1,866         2,196
Extraordinary item (net of related tax benefit of $74)................          112        --            --
                                                                        ------------  ------------  ------------
Net income............................................................          972         1,866         2,196
Accretion to redemption value of warrants (Note 2)....................         (230)         (250)         (900)
                                                                        ------------  ------------  ------------
Net income available to Common Stockholders...........................   $      742    $    1,616    $    1,296
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Earnings per share of Common Stock:
  Income before extraordinary item....................................   $     0.28    $     0.50    $     0.39
  Extraordinary item..................................................        (0.04)       --            --
                                                                        ------------  ------------  ------------
  Net income..........................................................   $     0.24    $     0.50    $     0.39
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Average number of shares of Common Stock outstanding..................        3,087         3,230         3,307
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Earnings per share assuming full dilution:
  Income before extraordinary item....................................   $     0.28    $     0.49    $     0.39
  Extraordinary item..................................................        (0.04)       --            --
                                                                        ------------  ------------  ------------
  Net income..........................................................   $     0.24    $     0.49    $     0.39
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Average number of shares of Common Stock outstanding assuming full
  dilution............................................................        3,087         3,287         3,330
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                       RECEIVABLES
                                                                                                                          FROM
                                             CONVERTIBLE PREFERRED                                                    STOCKHOLDERS
                                                     STOCK                COMMON STOCK        ADDITIONAL   RETAINED   FOR PURCHASE
                                             ----------------------  -----------------------    PAID-IN    EARNINGS     OF COMMON
                                              SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL    (DEFICIT)      STOCK
                                             ---------  -----------  ----------  -----------  -----------  ---------  -------------
Balance, December 30, 1992.................              $            2,048,200   $      20    $   3,940   $  (1,037)   $    (197)
  Shares issued............................    102,592           1                                 3,493
  Stock warrant accretion..................                                                                     (230)
  Payments by stockholders.................                                                                                     8
  Net income...............................                                                                      972
                                             ---------       -----   ----------         ---   -----------  ---------        -----
Balance, December 29, 1993.................    102,592           1    2,048,200          20        7,433        (295)        (189)
  Stock warrant accretion..................                                                                     (250)
  Net income...............................                                                                    1,866
                                             ---------       -----   ----------         ---   -----------  ---------        -----
Balance, December 28, 1994.................    102,592           1    2,048,200          20        7,433       1,321         (189)
  Stock warrant accretion..................                                                                     (900)
  Shares issued............................     31,579                                             1,500
  Net income...............................                                                                    2,196
                                             ---------       -----   ----------         ---   -----------  ---------        -----
Balance, December 27, 1995.................    134,171   $       1    2,048,200   $      20    $   8,933   $   2,617    $    (189)
                                             ---------       -----   ----------         ---   -----------  ---------        -----
                                             ---------       -----   ----------         ---   -----------  ---------        -----


                                                TOTAL
                                             STOCKHOLDERS'
                                                EQUITY
                                             ------------
Balance, December 30, 1992.................   $    2,726
  Shares issued............................        3,494
  Stock warrant accretion..................         (230)
  Payments by stockholders.................            8
  Net income...............................          972
                                             ------------
Balance, December 29, 1993.................        6,970
  Stock warrant accretion..................         (250)
  Net income...............................        1,866
                                             ------------
Balance, December 28, 1994.................        8,586
  Stock warrant accretion..................         (900)
  Shares issued............................        1,500
  Net income...............................        2,196
                                             ------------
Balance, December 27, 1995.................   $   11,382
                                             ------------
                                             ------------

          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                        FISCAL YEARS ENDED
                                                                             ----------------------------------------
                                                                             DECEMBER 29,  DECEMBER 28,  DECEMBER 27,
                                                                                 1993          1994          1995
                                                                             ------------  ------------  ------------
Cash flows from operating activities:
Net income.................................................................   $      972    $    1,866    $    2,196
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization............................................        1,609         2,379         3,804
  Deferred income tax provision............................................          738         1,359         1,536
  Changes in operating assets and liabilities:
    Accounts receivable....................................................         (279)       (2,238)         (372)
    Inventories............................................................         (164)         (367)          306
    Prepaid expenses and other current assets..............................         (301)       (1,001)         (473)
    Accounts payable and accrued expenses..................................        1,313         2,100        (2,627)
Increase in other assets...................................................         (123)       (1,528)       (1,399)
                                                                             ------------  ------------  ------------
  Net cash provided by operating activities................................        3,765         2,570         2,971
                                                                             ------------  ------------  ------------
Cash flows from investing activities:
Increase in contract rights................................................       (2,039)         (234)       (3,446)
Purchases of fixtures and equipment........................................         (974)       (6,303)       (3,329)
Disposal of fixed assets...................................................          349        --            --
Acquisition of business, net of cash acquired..............................       (6,662)         (777)       (3,478)
Collection of notes receivable.............................................        1,657           548         2,129
Issuance of notes receivable...............................................       --            (2,280)       --
                                                                             ------------  ------------  ------------
  Net cash used in investing activities....................................       (7,669)       (9,046)       (8,124)
                                                                             ------------  ------------  ------------
Cash flows from financing activities:
Issuance of convertible preferred stock....................................        2,954        --             1,500
Borrowings under long-term debt agreement..................................        1,017        10,739         8,580
Issuance of subordinated debt..............................................        8,500        --            --
Payment of long-term debt..................................................       (9,742)       (1,529)       (2,300)
Payment of subordinated debt...............................................       --            (1,578)       (3,525)
Collection of subscriptions receivable.....................................            8        --            --
                                                                             ------------  ------------  ------------
  Net cash provided by financing activities................................        2,737         7,632         4,255
                                                                             ------------  ------------  ------------
(Decrease) increase in cash................................................       (1,167)        1,156          (898)
Cash, beginning of year....................................................        1,543           376         1,532
                                                                             ------------  ------------  ------------
Cash, end of year..........................................................   $      376    $    1,532    $      634
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. DESCRIPTION OF BUSINESS

    Fine Host Corporation and its subsidiaries (the "Company") is a provider of contract food service management to recreation and leisure facilities, which include civic centers, arenas, stadiums and amphitheaters, convention centers, education facilities and corporate dining facilities primarily in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INVENTORIES--Inventories are stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

    CONTRACT RIGHTS--Certain directly attributable costs, primarily direct payments to clients to acquire contracts and costs of licenses and permits, incurred by the Company in obtaining contracts with clients are recorded as contract rights and are amortized over the contract life of each such contract without consideration of future renewals. The costs of licenses and permits are amortized over the shorter of the related contract life or the term of the license/permit. The unamortized value of such capitalized costs was $8,155 at December 27, 1995, consisting of costs related to 34 contracts. Contract rights are being amortized over a range of 3 to 20 years, with an average amortization period of 8 years as of December 27, 1995. Licenses and permits are being amortized over a range of 3 to 10 years. The value of contract rights acquired through acquisitions has been determined through independent valuation based on projected cash flows discounted at a rate that market participants would use to determine fair value and is being amortized over the projected lives as determined through the valuation process, with an average amortization period of 10 years as of December 27, 1995. The unamortized value of contract rights acquired through acquisitions was $4,711 at December 27, 1995, consisting of rights relating to 65 contracts. Accumulated amortization was $2,237 and $3,949 at December 28, 1994 and December 27, 1995, respectively. The carrying value of the asset would be reduced if it is probable that management's best estimate of future cash flows from related operations over the remaining amortization period, on an undiscounted basis, will be less than the carrying amount of the asset, plus allocated goodwill if acquired in a business combination. Any such impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value determined as the present value of estimated expected future cash flow discounted at a rate that market participants would use to determine fair value.

    FIXTURES AND EQUIPMENT--Acquisitions of fixtures and equipment are recorded at cost and are depreciated using the straight line method over the shorter of estimated useful lives of the assets or the term of the customer concession and catering contract. Fixtures and equipment is periodically reviewed to determine recoverability by comparing the carrying value to expected future cash flows.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED--The excess of cost over fair value of net assets acquired is amortized using the straight line method over periods generally ranging from 20 to 30 years. Accumulated amortization was $512 and $848 at December 28, 1994 and December 27, 1995, respectively. The carrying value of the net asset would be reduced if it is probable that management's best estimate of future cash flows from related operations, on an undiscounted basis, will be less than the carrying amount of the asset over the remaining amortization period. Any such impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value determined as the present value of estimated expected future cash flow.

    REVENUE RECOGNITION AND COST OF SALES--Sales from food and beverage concession and catering contract food services are recognized as the services are provided.

    The Company generally enters into one of three types of contracts for its food services: profit and loss contracts ("P&Ls"), profit sharing contracts and management fee contracts. Under P&L contracts, all food and beverage sales are recorded in net sales. P&Ls require the Company to bear all the expenses of the operation, including rent paid to the client (usually calculated as a fixed percentage of various categories of sales). Under the profit sharing contracts, the Company receives a percentage of profits earned at the facility after the payment of all expenses of the operation plus a fixed fee or percentage of sales as an administrative fee. Under this type of contract, the fixed and administrative fees and all food and beverage sales generated at a location are recorded in net sales. Management fee contracts provide for a fixed fee. Fine Host is also reimbursed for all of its on-site expenses incurred in providing food and beverage services under management fee contracts. Certain of the Company's management fee contracts provide for an additional incentive fee based on a percentage of sales over a base threshold level. In the case of a management fee contract, the Company records only the fixed and incentive fee, if any, as net sales.

    Cost of sales is composed of the following:

                                                                                         FISCAL YEARS ENDED
                                                                                   -------------------------------
                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
Wages and benefits...............................................................  $  14,011  $  20,079  $  27,024
Food and beverages...............................................................     13,733     18,463     24,670
Rent paid to clients.............................................................     21,270     25,345     22,035
Other operating expenses.........................................................      5,193      7,567      8,259
Depreciation and amortization....................................................      1,609      2,379      3,588
                                                                                   ---------  ---------  ---------
                                                                                   $  55,816  $  73,833  $  85,576
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    P&L and profit sharing contracts include all on-site costs for the above items. Management fee contracts include only the amortization of invested capital.

    INCOME TAXES--Deferred tax assets or liabilities (shown net) are recognized for the estimated future tax effects attributable to temporary differences, principally depreciation, amortization of contract rights and operating loss carryforwards. A temporary difference is the difference between the tax basis of an asset or liability and its reported amount in the financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE--Earnings per share of Common Stock is computed based on the weighted average number of common equivalent shares outstanding during each year. The Series A Convertible Preferred Stock has been considered to be the equivalent of Common Stock from the time of its issuance in 1993. The number of shares issuable on conversion of Preferred Stock was added to the number of shares of Common Stock. The number of shares of Common Stock was also increased by the number of shares issuable on the exercise of options and warrants when the fair value of the Common Stock exceeds the exercise price of the options and warrants. Fair value was estimated through analysis of transactions in the Company's stock involving third parties. This increase in the number of shares of Common Stock was reduced by the number shares of Common Stock which are assumed to have been purchased with the proceeds from the exercise of the warrants. These purchases were assumed to have been made at the average fair value of the Common Stock during the year. Earnings per share assuming full dilution gives effect to the assumed exercise of all dilutive stock options and the assumed conversion of dilutive convertible securities (warrants) as of the beginning of the respective year except when their effect is antidilutive; outstanding shares were increased as described above for the option and warrant conversions except that the purchases of Common Stock are assumed to have been made at the year-end fair value if it was higher than the average fair value. In calculating earnings per share, net income has been reduced for the accretion to the redemption value of warrants by $230, $250 and $900 in fiscal 1993, 1994 and 1995, respectively (see Note 11).

    FISCAL YEAR--The Company's fiscal year ends on the last Wednesday in December.

    RECLASSIFICATION--Prior year balances have been restated to conform to the current presentation.

3. ACQUISITIONS

    On March 25, 1996, the Company acquired 100% of the outstanding stock of Sun West Services, Inc. ("Sun West"). Sun West provides contract food and beverage services primarily in the education market as well as to other institutional clients. The purchase price was approximately $5,200 consisting of cash, five-year subordinated notes to the sellers with interest at 7% and 25,900 shares of Common Stock.

    In July 1995, the Company acquired 100% of the outstanding stock of Northwest Food Service, Inc. ("Northwest"). Northwest provides contract food and beverage services, primarily in the education and corporate dining markets. The purchase price was approximately $2,500 consisting of subordinated notes to the seller and cash.

    In September 1994, the Company acquired 100% of the outstanding stock of VGE Acquisition Corporation ("VGE") and its wholly owned subsidiary, Creative Food Management, Inc. (collectively, "Creative"). Creative provides contract food and beverage services, primarily in the education, corporate dining and recreation and leisure markets. The purchase price, reduced in the third quarter of 1995 for certain post-acquisition adjustments, was approximately $7,000 consisting primarily of subordinated notes to the sellers (see Note 9) and cash. Following the acquisition, VGE and Creative were merged, with Creative as the surviving entity.

    In April 1993, the Company acquired 100% of the stock of Fanfare, Inc. and Global Fanfare, Inc. (collectively, "Fanfare"). Fanfare provides contract food and beverage services, primarily in the recreation

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. ACQUISITIONS (CONTINUED)
and leisure market. The purchase price was approximately $8,200 in cash and subordinated notes to the sellers.

    In connection with the Fanfare acquisition, the Company executed a stock option agreement with one of the principal shareholders of Fanfare which allows the option holder to purchase a maximum of 27,944 shares of Common Stock at $4.93 per share.

    The aforementioned acquisitions have been accounted for under the purchase method of accounting and, accordingly, the accompanying consolidated financial statements reflect the fair values of the assets acquired and liabilities assumed or incurred as of the effective date of the acquisitions. The results of operations of the acquired companies are included in the accompanying consolidated financial statements since their respective dates of acquisition.

    The following table summarizes pro forma information as follows: (i) with respect to the income statement data for fiscal 1994, as if the acquisitions of Northwest and Creative had been completed as of the beginning of the fiscal year and (ii) with respect to the income statement data for fiscal 1995, as if the acquisition of Northwest had been completed as of the beginning of the fiscal year:

                                                                       FISCAL YEARS ENDED
                                                                   --------------------------
                                                                   DECEMBER 28,  DECEMBER 27,
                                                                       1994          1995
                                                                   ------------  ------------

SUMMARY STATEMENT OF INCOME DATA:
Net sales........................................................   $  105,841    $  100,675
Income from operations...........................................   $    5,173    $    6,362
Net income.......................................................   $    1,537    $    2,210
Net income per share assuming full dilution......................   $     0.39    $     0.39

4. INVENTORIES

    The components of inventories are as follows:

                                                                   DECEMBER 28,   DECEMBER 27,
                                                                       1994           1995
                                                                   -------------  -------------
Food and liquor..................................................    $   1,465      $   1,333
Beverage.........................................................          498            447
Other............................................................          255            319
                                                                        ------         ------
        Total....................................................    $   2,218      $   2,099
                                                                        ------         ------
                                                                        ------         ------

5. NOTES RECEIVABLE

    From time to time, the Company advances funds to its clients to assist them in funding construction and for working capital needs. Substantially all of these advances are collateralized by assets and/or are subject to immediate and full repayment under the terms of related concession agreements. Included among the advances the Company has outstanding are the following:

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. NOTES RECEIVABLE (CONTINUED)
    - A non-interest bearing advance made in 1990 in the amount of $708 that was discounted at 8.5%. The advance is being repaid in 120 equal monthly installments. The amount outstanding was $264, of which $214 was classified as long-term at December 27, 1995. The Company retains title to the assets purchased by the client with the proceeds of the advance until the advance is repaid in full.

    - Advances made in early 1994 to a client in the aggregate amount of $1,280 with interest at 1.5% over the prime rate. Principal is due and payable in four equal annual installments with interest due quarterly commencing March 31, 1994. The amount outstanding at December 27, 1995 was $960, of which $640 was classified as long-term.

    - A non-interest bearing advance made in the second quarter of 1994 in the aggregate amount of $1,000. In conjunction with a contract modification during the third quarter of 1995, the note was modified to require repayments over the remaining four years of the food service contract. The balance at December 27, 1995 was $680, $530 of which was classified as long-term.

    The estimated fair value approximated the carrying amount of notes receivable at December 28, 1994 and December 27, 1995. Considerable judgment was required in interpreting market data to develop the estimates of fair value. In addition, the use of different market assumptions and/or estimation methodologies may have had a material effect on the estimated fair value amounts. Accordingly, the estimated fair value of notes receivable as of December 28, 1994 and December 27, 1995 is not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    Interest earned during fiscal 1993, 1994 and 1995 was $274, $304 and $352, respectively.

6. FIXTURES AND EQUIPMENT

    Fixtures and equipment consists of the following:

                                                                   DECEMBER 28,  DECEMBER 27,
                                                                       1994          1995
                                                                   ------------  ------------
Furniture and fixtures...........................................   $   14,155    $   16,309
Office equipment.................................................        1,445         1,811
Leasehold improvements...........................................          709         1,114
Smallwares.......................................................        1,757         2,306
                                                                   ------------  ------------
                                                                        18,066        21,540
Less: accumulated depreciation...................................        4,694         5,711
                                                                   ------------  ------------
Fixtures and equipment, net......................................   $   13,372    $   15,829
                                                                   ------------  ------------
                                                                   ------------  ------------

    The Company invests in fixtures and equipment at various locations. Upon termination of a concession agreement, the client is generally required to purchase the assets from the Company for an amount equal to their net book value.

    All fixtures and equipment are depreciated over their useful lives ranging from 3 to 20 years, except smallwares which are depreciated over periods ranging from 3 to 5 years.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consists of the following:

                                                                   DECEMBER 28,  DECEMBER 27,
                                                                       1994          1995
                                                                   ------------  ------------
Accounts payable.................................................   $    3,941    $    5,197
Accrued wages and benefits.......................................        1,299         1,607
Accrued rent to clients..........................................        4,484         2,576
Accrued other....................................................        3,841         3,087
                                                                   ------------  ------------
      Total......................................................   $   13,565    $   12,467
                                                                   ------------  ------------
                                                                   ------------  ------------

8. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                   DECEMBER 28,  DECEMBER 27,
                                                                       1994          1995
                                                                   ------------  ------------
Term Loan........................................................   $      906    $    9,100
Working Capital Line.............................................        1,700         6,000
Guidance Line....................................................        9,325         3,207
Notes payable....................................................           96        --
                                                                   ------------  ------------
                                                                        12,027        18,307
Less: current portion............................................        3,738         2,981
                                                                   ------------  ------------
      Total......................................................   $    8,289    $   15,326
                                                                   ------------  ------------
                                                                   ------------  ------------

    The Company's bank agreement was amended on April 24, 1995 as part of a refinancing (the "Amended Bank Agreement") and provides for (i) a term loan in the amount of $10,500 (the "Term Loan") which is repayable in 60 equal monthly installments commencing May 1, 1995, (ii) a working capital revolving credit line (the "Working Capital Line") for general obligations of the Company expiring on March 31, 1997, in the maximum amount of $6,000, (iii) a line of credit to provide for future expansion by the Company (the "Guidance Line") in the maximum amount of $11,500, and (iv) requirements that the bank issue up to $2,000 in letters of credit ("Letters of Credit") on the Company's behalf. The maximum borrowing under the Amended Bank Agreement was $30,000 as of December 27, 1995.

    As part of a new food service contract requiring the Company to invest $2,000 on or before January 1, 1996, a temporary Letter of Credit was required from the Company. The Letter of Credit was provided by the Company on August 2, 1995. The Guidance Line was used to provide this Letter of Credit. On December 29, 1995, the Company invested the $2,000 by borrowing under the Guidance Line and canceled the Letter of Credit.

    In March 1996, the Amended Bank Agreement was further amended to increase the maximum borrowing under the Amended Bank Agreement to $32,500 by increasing the Working Capital Line to $9,425 and the Guidance Line to $13,000, and resetting the Term Loan to $8,575 and the Letter of Credit facility to $1,500.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. LONG-TERM DEBT (CONTINUED)
    The Amended Bank Agreement contains various financial and other restrictions, including, but not limited to, restrictions on indebtedness, capital expenditures and commitments. Additional obligations require maintenance of certain financial ratios, including the ratio of total debt to operating cash flow, operating cash flow to cash interest expense, and minimum net worth and operating cash flow. The Amended Bank Agreement also contains prohibitions on both the payment of dividends and changes in control of the Company.

    The Company's obligations under the Amended Bank Agreement are collateralized both by a pledge of shares of Common Stock owned by officers and directors of the Company and an affiliate, and the common stock of the Company's subsidiaries. The loan is also collateralized by certain fixtures and equipment, notes receivable and other assets, as well as the receipt, if any, of certain funds paid to the Company with respect to the termination of client contracts prior to their expiration.

    On December 27, 1995, the prime rate was 8.5%. Interest payable on the Term Loan, Working Capital Line and Guidance Line is the prime rate plus 1.5%, 1.25% and 1.5%, respectively.

    Long-term debt at December 27, 1995 is payable as follows:

                               YEAR ENDING                                  AMOUNT
-------------------------------------------------------------------------  ---------
December 25, 1996........................................................  $   2,981
December 31, 1997........................................................      8,981
December 30, 1998........................................................      2,785
December 29, 1999........................................................      2,569
December 27, 2000........................................................        991
                                                                           ---------
      Total..............................................................  $  18,307
                                                                           ---------
                                                                           ---------

    Interest paid on long-term debt was $447, $639 and $1,645 for fiscal 1993, 1994 and 1995, respectively.

9. SUBORDINATED DEBT

    Subordinated debt consists of the following:

    (a) In July 1995, as part of the purchase price of Northwest (see Note 3), the Company issued a $1,350 note to the seller with a 6% interest rate payable in six equal annual installments. The note was discounted to present value using a market rate of 12.5% and had a balance at December 27, 1995 of $1,166, of which $937 was classified as long-term.

    (b) In September 1994, as part of the acquisition of Creative (see Note 3), the Company issued to the stockholders of Creative the following: (1) subordinated promissory notes ("Promissory Notes") with a face value of $2,552 payable in four installments beginning in September 1995; (2) convertible subordinated promissory notes ("Convertible Notes") with a face value of $855, convertible into common stock of the Company at a price of $7.86 per share; and (3) a four year term note in the amount of $593 payable in annual monthly installments and bearing interest at the prime rate plus 1%.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. SUBORDINATED DEBT (CONTINUED)
    The Promissory Notes and the Convertible Notes were canceled in November 1995 in accordance with negotiations between the Company and the sellers of Creative as a direct result of the breach of seller representations and warranties and the subsequent renegotiation of the purchase price , and two new non-interest bearing Subordinated Term Notes ("Creative Term Notes") were issued in their place. The first of the Creative Term Notes is in the principal amount of $756 payable in equal monthly installments over 36 months, and the second Creative Term Note is in the principal amount of $1,440 payable in equal monthly installments over 48 months. The Creative Term Notes have been discounted to their present value using a market rate of 10%. The balance at December 27, 1995 was $1,877 of which $1,413 was classified as long term.

    In addition, as part of the Creative acquisition, the Company assumed the following Creative obligations: (1) a third party promissory note which was settled in October 1995 as part of an agreement between Creative and the lender; and (2) a four year term note with interest at the prime rate plus 1.5%. The balance at December 27, 1995 was $87.

    (c) In connection with the acquisition of Fanfare in 1993 (see Note 3), the Company issued to the sellers of Fanfare subordinated notes with a face value of $2,250, payable in three equal annual installments beginning in April 1994. The notes payable are non-interest bearing and were discounted to present value at 7.5%. At December 27, 1995, the outstanding balance of the notes was $732.

    (d) In April 1993, the Company entered into a subordinated loan agreement, as amended (the "Subordinated Loan Agreement"), pursuant to which the Company sold $8,500 of its variable rate subordinated notes (the "Notes"), together with detachable warrants to purchase a maximum of 867,230 shares of a new class of Non-Voting Common Stock. The proceeds of the issuance of the subordinated notes were used to repay existing indebtedness. The notes are due April 30, 2001, with mandatory principal payments of $2,125 due on April 30 of each year commencing in 1998 and ending in 2001. As part of the refinancing discussed in Note 7, a $2,000 prepayment was made in order of maturity and, therefore, the April 30, 1998 mandatory payment has been reduced to $125. On April 21, 1995, in accordance with the Subordinated Loan Agreement, the rate of interest was reset at 12.79% from 9.875% for the remainder of the term of the notes.

    In conjunction with the refinancing of its senior bank indebtedness on April 24, 1995, the Company sold 31,579 shares of Series A Convertible Preferred Stock (convertible into 221,046 shares of Common Stock) (see Note 10) to an investment partnership (the general partner of which is controlled by one of the Company's directors) at a price of $47.50 per share ($6.79 per share of Common Stock), and used the proceeds thereof to reduce the amount of the Notes outstanding under the Subordinated Loan Agreement.

    On April 24, 1995, as part of the refinancing discussed above, the Subordinated Loan Agreement was amended to allow for an increase in available borrowing under the Amended Bank Agreement up to $32,500, without prior approval by the subordinated note holder. The Subordinated Loan Agreement, as amended, contains various financial and other restrictions including provisions similar to those contained in the Amended Bank Agreement.

    The estimated fair value approximated the carrying amount of subordinated debt at December 28, 1994 and December 27, 1995. Considerable judgment was required in interpreting market data to develop

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. SUBORDINATED DEBT (CONTINUED)
the estimates of fair value. In addition, the use of different market assumptions and/or estimation methodologies may have had a material effect on the estimated fair value amounts. Accordingly, the estimated fair value of subordinated debt as of December 27, 1995 and December 28, 1994 is not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    Subordinated debt at December 27, 1995 is payable as follows:

YEAR ENDING                                                                 AMOUNT
-------------------------------------------------------------------------  ---------
December 25, 1996........................................................  $   1,745
December 31, 1997........................................................        954
December 30, 1998........................................................        865
December 29, 1999........................................................      2,711
December 27, 2000........................................................      2,375
Thereafter...............................................................      2,125
                                                                           ---------
                                                                              10,775
Less: discount on subordinated note......................................        151
                                                                           ---------
      Total..............................................................  $  10,624
                                                                           ---------
                                                                           ---------

    Interest paid on subordinated debt was $661, $1,253 and $1,427 for fiscal 1993, 1994 and 1995, respectively.

10. STOCKHOLDERS' EQUITY

    COMMON STOCK--Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore.

    PREFERRED STOCK--Holders of the Series A Convertible Preferred Stock are entitled to receive, when and as declared, out of the net profits of the Company, dividends in an amount per share equal to the aggregate per share amount of all cash dividends declared on the Common Stock multiplied by the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is convertible on the date on which such dividend is to be paid in full. All dividends declared upon Series A Convertible Preferred Stock shall be declared PRO RATA per share. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the shares of Series A Convertible Preferred Stock then outstanding shall be entitled to share ratably with holders of the shares of Common Stock in any distribution of the assets and funds of the Company. Each share of Series A Convertible Preferred Stock is convertible into seven shares of Common Stock, subject to certain adjustments.

    Three officers of the Company have purchased in 1987 and 1991 an aggregate of 154,000 shares of Common Stock for cash and notes at prices ranging from $0.32 to $1.40 per share. The subject notes have an aggregate outstanding balance of $189 and are due on June 30, 1999.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. STOCK OPTIONS AND WARRANTS

    STOCK OPTIONS--The 1994 Stock Option Plan authorizes the grant to key employees of options to purchase shares of Common Stock. The maximum number of shares which may be subject to options under this plan is 175,000. Options are granted at no less than the fair market value at the time of grant for a period not in excess of ten years. In addition, included in the table are 27,944 options issued in connection with the Fanfare acquisition in 1993 (see Note 3).

    Combined information with respect to stock options is as follows:

                                                                                      SHARES
                                                                                     ---------
Balance, December 29, 1993.........................................................     27,944
  Granted..........................................................................    105,000
                                                                                     ---------
Balance, December 28, 1994.........................................................    132,944
  Granted..........................................................................     10,500
                                                                                     ---------
Balance, December 27, 1995
  ($4.93--$7.14 per share).........................................................    143,444
                                                                                     ---------
                                                                                     ---------
Currently exercisable, December 27, 1995...........................................     46,597
                                                                                     ---------
                                                                                     ---------

    At December 27, 1995, there were 59,500 shares available for grant.

    WARRANTS--Warrants issued and outstanding to purchase, at specified prices, shares of Common Stock at December 27, 1995 consist of the following:

                                                                            EXERCISE PRICE
                                                                        ----------------------
                                                                          $4.93        $.01
                                                                        ----------  ----------

 (a) Holders of Subordinated Notes:                                        733,467     133,763
      Less redemptions................................................    (173,460)    (66,878)
                                                                        ----------  ----------
                                                                           560,007      66,885
                                                                        ----------  ----------
 (b) Holders of Series A Convertible Preferred Stock:
      Investor........................................................     118,307     453,432
      Director........................................................      21,294      81,613
                                                                        ----------  ----------
                                                                           139,601     535,045
                                                                        ----------  ----------
      Less redemptions................................................     (16,016)   (267,526)
                                                                        ----------  ----------
                                                                           123,585     267,519
                                                                        ----------  ----------
    Warrants issued and outstanding...................................     683,592     334,404
                                                                        ----------  ----------
                                                                        ----------  ----------

(A) HOLDERS OF SUBORDINATED NOTES

    Pursuant to the issuance and sale of the Notes (see Note 9), the purchaser received warrants to purchase 733,467 and 133,763 shares of Non-Voting Common Stock at exercise prices of $4.93 a share (the "$4.93 Warrants") and $.01 a share (the "$.01 Warrants"), respectively. The warrants were valued at $230.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. STOCK OPTIONS AND WARRANTS (CONTINUED)
The warrants are exercisable from the date of issue through the periods ended April 29, 2001 and April 29, 2003, respectively. The Company may earn back portions of the respective warrants if certain performance targets are achieved. Both the number of shares and exercise price are subject to adjustment under various antidilution provisions.

    During a specified repurchase period, the Company is obligated (the "Put Repurchase"), subject to certain conditions, to repurchase all or a designated portion of the issuable warrant shares within 120 days after notification of a put option exercise. The Put Repurchase period begins on the earlier of (i) April 29, 1997, (ii) the prepayment of 50% of the original principal amount of the Notes issued under the Subordinated Loan Agreement, or (iii) a Change of Control, as defined, of the Company. The Put Repurchase price is based upon the greater of the Appraised Value (as defined in the warrant agreement) of the Common Stock, and the result obtained by dividing a multiple of the Company's adjusted earnings, as defined, by the number of fully diluted shares of Common Stock. The Put Repurchase is being accreted to its highest estimated redemption price based on the time remaining to April 29, 1997, the earliest redemption date of the Put Repurchase.

    The warrant allows the Company, at its option, to repurchase (the "Call Repurchase") any or all of the issuable warrant shares beginning April 29, 1998. The Call Repurchase price to be paid by the Company is based upon the greater of
(i) 110% of the Appraised Value (as defined) of the Common Stock, (ii) the result obtained by dividing a multiple of the Company's earnings, as defined, by the number of fully diluted shares of Common Stock, or (iii) $10.12 per share.

    Upon achieving specified levels of earnings in each of fiscal 1993 and 1994, the Company had the right to earn back, in respect of each such year, the portion of the $4.93 Warrants issued to the purchaser of the Notes representing the right to acquire 1% of the fully diluted Common Stock. The Company achieved the required earnings level specified for those fiscal years. Accordingly, in each of May 1994 and June 1995, respectively, the Company canceled $4.93 Warrants to acquire the equivalent of 1% of the fully diluted Common Stock, or approximately 43,365 shares (in each year). As a result of the refinancing discussed in Notes 8 and 9, the Company redeemed an additional amount of the $4.93 Warrants equal to 2% of the fully diluted Common Stock, or 86,730 shares.

    Upon achieving specified levels of earnings in each of fiscal 1993, 1994, 1995 and 1996, the Company has the right to earn back the total of the $.01 Warrant issued (133,763) to the Note holder. Since the Company achieved the required earnings level specified for fiscal 1993 and 1994, the Company, in each of fiscal 1994 and 1995, respectively, earned back and canceled 33,439 of the $.01 Warrants held by the purchaser of the Notes.

    The total of these $4.93 Warrants and $.01 Warrants redeemed in fiscal 1994 and 1995 was 173,460 and 66,878, respectively (or 240,338).

    WARRANTS ASSIGNED SUBSEQUENT TO DECEMBER 27, 1995

    In March 1996, the holder of the Notes sold the Notes to a non-affiliate of the Company. The purchaser also acquired 280,003.5 $4.93 Warrants and 16,723 $.01 Warrants. In connection with this transaction, the purchaser granted the Company an option to purchase all of the warrants for $500 in the event that the Notes are fully redeemed before June 30, 1996, for $750 in the event the Notes are fully redeemed between July 1 and August 15, 1996, for $1,000 in the event the Notes are fully redeemed

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. STOCK OPTIONS AND WARRANTS (CONTINUED) between August 16 and September 30, 1996 and for $1,500 in the event the Notes are fully redeemed between October 1 and December 31, 1996.

    In the event the Company increases its bank borrowings in excess of $32,500, the option price will increase by $200 for each additional $2,500 of borrowings, subject to a maximum increase in the option price of $600.

(B) HOLDERS OF SERIES A CONVERTIBLE PREFERRED STOCK

    In connection with the sale in fiscal 1993 by the Company of the Series A Convertible Preferred Stock to an investor and one of its directors (described in Note 9), each purchaser received warrants to purchase Common Stock. The investor received 118,307 of the $4.93 Warrants and 453,432 of the $.01 Warrants. The director received 21,294 of the $4.93 Warrants and 81,613 of the $.01 Warrants. Both the number of shares and exercise price are subject to adjustment under various antidilution provisions.

    The $4.93 Warrants issued by the Company to the investor and the director (139,601 in total) are subject to cancellation to the extent that the Company earns back $4.93 Warrants issued to the purchaser of its Notes (see above). Since the Company has achieved the earnings level specified for fiscal 1993 and 1994 required under the Notes, 8,253 of these $4.93 Warrants, the maximum allowed during the 1993 reduction period, were canceled in June 1994, and an additional 7,763, the maximum allowed during the 1994 reduction period, were canceled in June 1995.

    Upon achieving specified levels of earnings in fiscal 1993, 1994, 1995 and 1996, the Company has the right to earn back the total of the $.01 Warrants (535,045 in the aggregate) issued to the holders of the Series A Convertible Preferred Stock. Since the Company achieved the required earnings level specified for each of fiscal 1993 and 1994, the Company in each of April 1994 and March 1995, respectively, canceled 133,763 of these warrants, representing 113,358 warrants for the investor and 20,405 for the director.

    The total of these $4.93 Warrants and $.01 Warrants redeemed in fiscal 1994 and 1995 from the investor was 240,289 and from the director was 43,253, respectively.

    WARRANTS REDEEMED SUBSEQUENT TO DECEMBER 27, 1995

    The Company has achieved the specified earnings in fiscal 1995 as required under the $.01 Warrants. As a result, in fiscal 1996, the Company will redeem and cancel 33,440.75 of the $.01 Warrants held by the Note holder, 113,358 held by the investor and 20,403.25 held by the director (167,202 in total). As of March 29, 1996, after the above redemption, there were 167,202 $.01 Warrants and 683,592 $4.93 Warrants outstanding.

12. COMMITMENTS AND CONTINGENCIES

    The Company operates principally at its clients' premises pursuant to written contracts ("Client Contracts"). The length of Client Contracts generally ranges from one to ten years with options to renew for periods of one to ten years. Certain of these Client Contracts provide for base rent and contingent rent. Aggregate rent expense under these agreements for fiscal 1993, 1994 and 1995 was $21,270, $25,345 and $22,035, respectively.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum commitments as of December 27, 1995 for all noncancelable operating leases and Client Contracts are as follows:

YEAR --------------------------------------------------------------------   AMOUNT
                                                                           ---------
1996.....................................................................  $   3,098
1997.....................................................................      2,921
1998.....................................................................      1,807
1999.....................................................................        791
2000.....................................................................        666
Thereafter...............................................................      1,198
                                                                           ---------
      Total..............................................................  $  10,481
                                                                           ---------
                                                                           ---------

    Pursuant to its contracts with various clients, the Company is committed to spend approximately $4,987 for equipment and capital improvements as of December 27, 1995. At December 27, 1995, the Company was contingently liable for the following: (1) a standby Letter of Credit for $1,000, the principal amount of which is reduced annually pursuant to its terms, (2) a $1,000 Letter of Credit which collateralized the Company's ability to have written on its behalf an aggregate of $4,000 in performance bonds, (3) performance bonds in the aggregate amount of $2,600, and (4) an additional $2,000 Letter of Credit which was converted to a loan under the Guidance Line (see Note 8) in January 1996.

    The Company has entered into purchasing agreements with various national and regional suppliers pursuant to which the Company agreed to purchase its requirements of products (as defined in the agreements). If the Company exceeds the agreed-upon purchasing levels, additional rebates and promotional allowances may be payable by the suppliers. If the Company fails to meet agreed-upon purchasing levels during the term of the agreements, the suppliers may elect to extend the term of the agreements by one year, or a longer period, if necessary, to reach agreed-upon purchasing levels.

13. INCOME TAXES

    The income tax provision consists of the following:

                                                                                     FISCAL YEARS ENDED
                                                                        ---------------------------------------------
                                                                         DECEMBER 29,    DECEMBER 28,   DECEMBER 27,
                                                                             1993            1994           1995
                                                                        ---------------  -------------  -------------

Current:
  Federal.............................................................     $  --           $  --          $  --
  State and local.....................................................            17              26             49
                                                                               -----          ------         ------
      Total current...................................................            17              26             49
                                                                               -----          ------         ------
Deferred:
  Federal.............................................................           588           1,123          1,471
  State and local.....................................................           150             236             65
                                                                               -----          ------         ------
      Total deferred..................................................           738           1,359          1,536
                                                                               -----          ------         ------
        Total.........................................................     $     755       $   1,385      $   1,585
                                                                               -----          ------         ------
                                                                               -----          ------         ------

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                   DECEMBER 28,   DECEMBER 27,
                                                                       1994           1995
                                                                   -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards...............................    $     600      $   1,100
                                                                        ------         ------
      Total deferred tax assets..................................          600          1,100

Deferred tax liabilities:
  Tax in excess of book depreciation.............................        1,000          1,500
  Excess tax deduction attributable to contract rights...........        2,780          3,194
  Other..........................................................          624            627
                                                                        ------         ------
      Total deferred tax liabilities.............................        4,404          5,321
                                                                        ------         ------
        Total....................................................    $   5,004      $   6,421
                                                                        ------         ------
                                                                        ------         ------

    The Company's effective income tax rate differed from the Federal statutory rate as follows:

                                                            FISCAL YEARS ENDED
                                             -------------------------------------------------
                                              DECEMBER 29,     DECEMBER 28,     DECEMBER 27,
                                                  1993             1994             1995
                                             ---------------  ---------------  ---------------

Federal statutory rate.....................          34.0%            34.0%            34.0%
Excess of cost over net assets acquired....           2.5              4.8              4.2
State & local taxes net of Federal tax
  benefits.................................           7.2              4.2              4.2
Other, net.................................          (0.4)            (0.4)            (0.5)
                                                      ---              ---              ---
Effective income tax rate..................          43.3%            42.6%            41.9%
                                                      ---              ---              ---
                                                      ---              ---              ---

    At December 27, 1995, the Company had, for Federal income tax reporting, an estimated net operating loss carryforward of approximately $2,900 that will begin to expire in 2008. Certain costs of acquisitions were charged to excess of cost over fair market value of assets acquired, which are deductible for tax purposes. At December 27, 1995, the net estimated tax effect of these costs ($679 for financial statement reporting) was recorded as a reduction of excess of cost over fair market value of assets acquired.

    Income taxes paid in fiscal 1993, 1994 and 1995 were $16, $26 and $49, respectively.

14. LITIGATION

    In January 1993, the Company received a letter from a client terminating its agreement with the Company. In the letter, the client offered to resolve the situation by paying the Company an amount which the Company rejected as inadequate. The concession agreement stated that in the event the agreement was terminated for any reason, the Company was entitled to immediate repayment of amounts loaned to the client under the terms of certain promissory notes, as well as both amounts invested by the Company for equipment and for services rendered by the Company to the client. The Company sued to compel

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14. LITIGATION (CONTINUED)
repayment of these amounts, and the Court granted the Company's motion for summary judgment for the principal amount of the promissory notes plus accrued interest and costs, and in August 1995, the Company received the sum of $1,180 in satisfaction thereof. The Company is seeking an additional judgment with respect to the other amounts owed it under the terms of the concession agreement, and the client has brought a counterclaim alleging that the Company interfered with a prospective contractual relationship between the client and another food service provider.

    In January 1996, the Company was served with a complaint naming it as one of five defendants in a lawsuit brought by multiple plaintiffs alleging damages arising out of the Woodstock II Festival held in August 1994 in Saugerties, New York. The promoter of the Festival is also a defendant. Plaintiffs were hired by the Company (which had a concession agreement with the promoters of Woodstock
II) as subcontractors of food, beverage and/or merchandise. In their complaint, which seeks approximately $5,900, plaintiffs allege damages arising primarily from the failure to (i) provide adequate security; and (ii) prevent Festival attendees from bringing food and beverages in to the Festival. The Company's concession agreement with the promoter made the promoter solely responsible for providing security and preventing food and beverage from being brought onto the premises, and the Company has made claim for indemnification under applicable provisions of the concession agreement, which has been rejected by the promoter. On April 4, 1996, the other defendants named in the suit answered the complaint and asserted cross-claims for contribution and indemnification against the Company. The Company believes that its ultimate liability, if any, will not be material.

15. RELATED PARTY TRANSACTION

    For each of fiscal 1993, 1994 and 1995, the Company incurred $150 in advisory fees with a company whose sole owner is the Chairman of the Board of the Company.

16. MAJOR CLIENT

    During fiscal 1993, 1994 and 1995, one client represented 35.9%, 19.5% and 13.7% of net sales, respectively.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

17. QUARTERLY RESULTS (UNAUDITED)

    The following summary shows the quarterly results of operations of the Company for fiscal 1994 and 1995.

                                                                                     FISCAL QUARTERS
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------

1994:
Net sales.............................................................  $  13,908  $  17,854  $  24,061  $  26,296
Gross profit..........................................................      1,422      1,347      2,375      3,142
Net income............................................................  $     163  $     125  $     565  $   1,013
Net income per share(a)...............................................  $    0.05  $    0.03  $    0.12  $    0.30
Net income per share assuming full dilution(a)........................  $    0.04  $    0.03  $    0.12  $    0.30

1995:
Net sales.............................................................  $  23,429  $  20,090  $  26,340  $  25,603
Gross profit..........................................................      2,134      1,668      3,338      2,746
Net income............................................................  $     208  $      74  $   1,045  $     869
Net income per share(a)...............................................  $    0.05  $    0.01  $    0.26  $    0.07
Net income per share assuming full dilution(a)........................  $    0.04  $    0.01  $    0.26  $    0.07

------------------------

(a) Each period calculated separately.

18. SUBSEQUENT EVENTS

    On March 29, 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale by the Company of 2,890,218 shares of Common Stock to the public. In connection therewith, the Company's Board of Directors has declared a 7-for-1 stock split in the form of a stock dividend to be effected prior to the offering. Current and prior year information has been restated to reflect this stock split. Upon consummation of the offering, all of the currently outstanding Series A Convertible Preferred Stock converted automatically into 939,197 shares of Common Stock as discussed in Note 10.

    The Company issued 2,890,218 shares at $12.00 per share, generating net proceeds of approximately $31,100, after deducting the underwriting discount and offering expenses paid by the Company. The net proceeds were used to repay obligations under the Amended Bank Agreement and the subordinated notes as well as to repurchase certain warrants (see Note 11).

                     FINE HOST CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                             DECEMBER 27, 1995  SEPTEMBER 25, 1996
                                                                             -----------------  ------------------
                                                                                                   (UNAUDITED)

                                  ASSETS
Current assets:
  Cash.....................................................................      $     634          $    3,871
  Accounts receivable......................................................          7,548              13,970
  Notes receivable.........................................................            520                 568
  Inventories..............................................................          2,099               3,018
  Prepaid expenses and other current assets................................          1,893               2,792
                                                                                   -------             -------
      Total current assets.................................................         12,694              24,219
Contract rights, net.......................................................         12,866              18,867
Fixtures and equipment, net................................................         15,829              18,230
Notes receivable...........................................................          1,391               1,596
Excess of cost over fair value of net assets acquired, net.................         13,406              20,801
Other assets...............................................................          4,395               8,223
                                                                                   -------             -------
      Total assets.........................................................      $  60,581          $   91,936
                                                                                   -------             -------
                                                                                   -------             -------

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses....................................      $  12,467          $   18,732
  Current portion of long-term debt........................................          2,981                 598
  Current portion of subordinated debt.....................................          1,745               1,532
                                                                                   -------             -------
      Total current liabilities............................................         17,193              20,862
Deferred income taxes......................................................          6,421               8,952
Long-term debt.............................................................         15,326              12,808
Subordinated debt..........................................................          8,879               4,438
                                                                                   -------             -------
      Total liabilities....................................................         47,819              47,060

Commitments and contingencies
Stock warrants.............................................................          1,380              --

Stockholders' equity:
  Convertible Preferred Stock, $.01 par value, 1,000,000 shares authorized,
    134,171 issued and outstanding at December 27, 1995....................              1                   0
  Common Stock, $.01 par value, 25,000,000 shares authorized, 2,048,200 and
    6,212,016 issued and outstanding at December 27, 1995 and September 25,
    1996, respectively.....................................................             20                  62
  Additional paid-in capital...............................................          8,933              41,778
  Retained earnings........................................................          2,617               3,225
  Receivables from stockholders for purchase of Common Stock...............           (189)               (189)
                                                                                   -------             -------
      Total stockholders' equity...........................................         11,382              44,876
                                                                                   -------             -------
        Total liabilities and stockholders' equity.........................      $  60,581          $   91,936
                                                                                   -------             -------
                                                                                   -------             -------

     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                      ----------------------------
                                                                                      SEPTEMBER 27,  SEPTEMBER 25,
                                                                                          1995           1996
                                                                                      -------------  -------------
Net sales...........................................................................    $  69,859      $  87,236
Cost of sales.......................................................................       62,719         77,786
                                                                                      -------------  -------------
Gross profit........................................................................        7,140          9,450
General and administrative expenses.................................................        2,883          4,044
                                                                                      -------------  -------------
Income from operations..............................................................        4,257          5,406
Interest expense, net...............................................................        1,971          2,018
                                                                                      -------------  -------------
Income before tax provision.........................................................        2,286          3,388
Tax provision.......................................................................          959          1,480
                                                                                      -------------  -------------
Net income..........................................................................        1,327          1,908
Accretion to redemption value of warrants...........................................         (286)        (1,300)
                                                                                      -------------  -------------
Net income available to Common Stockholders.........................................    $   1,041      $     608
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Earnings per share of Common Stock..................................................    $    0.32      $    0.14
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Average number of shares of Common Stock outstanding................................        3,245          4,476
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Earnings per share assuming full dilution...........................................    $    0.32      $    0.13
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Average number of shares of Common Stock outstanding assuming full dilution.........        3,278          4,525
                                                                                      -------------  -------------
                                                                                      -------------  -------------

     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                           CONVERTIBLE PREFERRED
                                                   STOCK                 COMMON STOCK        ADDITIONAL
                                         -------------------------  -----------------------    PAID-IN    RETAINED
                                           SHARES       AMOUNT        SHARES      AMOUNT       CAPITAL    EARNINGS
                                         ----------  -------------  ----------  -----------  -----------  ---------
Balance, December 27, 1995.............     134,171    $       1     2,048,200   $      20    $   8,933   $   2,617
  Stock warrant accretion..............                                                                      (1,300)
  Shares issued in connection with Sun
    West acquisition...................                                 25,900           1          369
  Shares issued in connection with
    Initial Public Offering............                              2,890,218          29       30,513
  Conversion of Preferred Stock........    (134,171)          (1)      939,197           9           (8)
  Warrants exercised...................                                123,585           1          608
  Warrants redeemed....................                                                            (200)
  Shares issued upon exercise of over
    allotment option...................                                174,500           1        1,454
  Options exercised....................                                  2,916      --               19
  Stock issued to non-employee
    directors..........................                                  7,500           1           90
  Net income...........................                                                                       1,908
                                                              --
                                         ----------                 ----------         ---   -----------  ---------
Balance, September 25, 1996............      --              $--     6,212,016  $       62   $   41,778   $   3,225
                                                               --
                                                               --
                                         ----------                 ----------         ---   -----------  ---------
                                         ----------                 ----------         ---   -----------  ---------

                                         RECEIVABLES FROM
                                         STOCKHOLDERS FOR
                                            PURCHASE OF
                                              COMMON        STOCKHOLDERS'
                                               STOCK           EQUITY
                                         -----------------  ------------
Balance, December 27, 1995.............      $    (189)      $   11,382
  Stock warrant accretion..............                          (1,300)
  Shares issued in connection with Sun
    West acquisition...................                             370
  Shares issued in connection with
    Initial Public Offering............                          30,542
  Conversion of Preferred Stock........                          --
  Warrants exercised...................                             609
  Warrants redeemed....................                            (200)
  Shares issued upon exercise of over
    allotment option...................                           1,455
  Options exercised....................                              19
  Stock issued to non-employee
    directors..........................                              91
  Net income...........................                           1,908

                                                 -----      ------------
Balance, September 25, 1996............  $         (189   ) $    44,876

                                                  -----     ------------
                                                  -----     ------------

     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                         ----------------------------
                                                                                         SEPTEMBER 27,  SEPTEMBER 25,
                                                                                             1995           1996
                                                                                         -------------  -------------
Cash flows from operating activities:
Net income.............................................................................    $   1,327      $   1,908
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization........................................................        2,369          3,115
  Deferred income tax provision........................................................          959          1,479
  Changes in operating assets and liabilities:
    Accounts receivable................................................................         (231)        (4,381)
    Inventories........................................................................           83           (549)
    Prepaid expenses and other current assets..........................................         (896)        (1,788)
    Accounts payable and accrued expenses..............................................          762            735
Increase in other assets...............................................................       (1,195)        (3,565)
                                                                                         -------------  -------------
  Net cash (used in) provided by operating activities..................................        3,178         (3,046)
                                                                                         -------------  -------------
Cash flows from investing activities:
Increase in contract rights............................................................       (2,953)        (4,679)
Purchases of fixtures and equipment....................................................       (2,643)        (3,914)
Sale of fixtures and equipment.........................................................       --                 64
Acquisition of business, net of cash acquired..........................................       (3,478)        (5,169)
Collection of notes receivable.........................................................        1,987            494
                                                                                         -------------  -------------
  Net cash used in investing activities................................................       (7,087)       (13,204)
                                                                                         -------------  -------------
Cash flows from financing activities:
Borrowings under long-term debt agreement..............................................        8,284         14,367
Proceeds from issuance of preferred stock..............................................        1,500         --
Proceeds from issuance of common stock.................................................       --             32,016
Payment of long-term debt..............................................................       (1,674)       (19,268)
Payment of subordinated debt...........................................................       (3,276)        (8,037)
Redemption of warrants.................................................................       --               (200)
Proceeds from exercise of warrants.....................................................       --                609
                                                                                         -------------  -------------
  Net cash provided by financing activities............................................        4,834         19,487
                                                                                         -------------  -------------
Net increase in cash...................................................................          925          3,237
Cash, beginning of period..............................................................        1,532            634
                                                                                         -------------  -------------
Cash, end of period....................................................................    $   2,457      $   3,871
                                                                                         -------------  -------------
                                                                                         -------------  -------------

     See accompanying notes to unaudited consolidated financial statements.

                     FINE HOST CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

      FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1995 AND SEPTEMBER 25, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The unaudited financial statements include all adjustments, all of which are of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of the results of operations for the nine months ended September 27, 1995 and September 25, 1996. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto for the fiscal year ended December 27, 1995.

    EARNINGS PER SHARE--Earnings per share of Common Stock is computed based on the weighted average number of common and common equivalent shares outstanding during each period. Earnings per share assuming full dilution gives effect to the assumed exercise of all dilutive stock options and the assumed conversion of dilutive convertible securities except when their effect is antidilutive. In calculating earnings per share, net income has been reduced for the accretion to the redemption value of warrants by $286 and $1,300 for the nine months ended September 27, 1995 and September 25, 1996, respectively.

2. ACQUISITIONS

    On November 8, 1996, the Company acquired 100% of the stock of HCS Management Corp. (now known as PCS Holding Corp.) ("PCS"). PCS, through its operating subsidiaries, provides non-patient contract food and other services to hospitals and corporations. The purchase price was approximately $6,000, consisting of cash to the seller plus assumed debt of PCS.

    On July 31, 1996, the Company acquired 100% of the outstanding stock of Ideal Management Inc. ("Ideal"). Ideal provides contract food and beverage services to public school districts in New York State. The purchase price was approximately $3,600, consisting of cash, convertible subordinated notes with interest at 7 1/4%, and a seven year covenant not to compete. At the option of the noteholders, the outstanding principal balance of the notes is convertible into Common Stock at a conversion price of $15 per share.

    On March 25, 1996, the Company acquired 100% of the outstanding stock of Sun West Services, Inc. ("Sun West"). Sun West provides contract food and beverage services primarily in the education market as well as to other institutional clients. The purchase price was approximately $5,200, consisting of cash, five-year subordinated notes to the sellers with interest at 7% and 25,900 shares of Common Stock.

    In July 1995, the Company acquired 100% of the outstanding stock of Northwest Food Service, Inc. ("Northwest"). Northwest provides contract food and beverage services, primarily in the education and

                     FINE HOST CORPORATION AND SUBSIDIARIES

      FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1995 AND SEPTEMBER 25, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

2. ACQUISITIONS (CONTINUED)
corporate dining markets. The purchase price was approximately $2,500 consisting of subordinated notes to the seller and cash.

    The aforementioned acquisitions have been accounted for under the purchase method of accounting and, accordingly, the accompanying unaudited consolidated financial statements reflect the fair values of the assets acquired and liabilities assumed or incurred as of the effective date of the acquisitions. The results of operations of the acquired companies are included in the accompanying unaudited consolidated financial statements since their respective dates of acquisition.

    The following table summarizes pro forma information as follows: (i) with respect to the income statement data for the nine months ended September 27, 1995, as if the acquisitions of Ideal, Sun West and Northwest had been completed as of the beginning of such period; and (ii) with respect to the income statement data for the nine months ended September 25, 1996, as if the acquisition of Ideal and Sun West had been completed as of the beginning of such period. No adjustments for acquisition synergies (i.e. overhead reductions) have been reflected:

                                                               NINE MONTHS ENDED
                                                          ----------------------------
                                                          SEPTEMBER 27,  SEPTEMBER 25,
                                                              1995           1996
                                                          -------------  -------------
SUMMARY STATEMENT OF INCOME DATA:
Net sales...............................................    $  92,375      $  95,690
Income from operations..................................        3,788          5,258
Net income..............................................           28            231
Net income per share assuming full dilution.............    $    0.01      $    0.05
                                                          -------------  -------------
                                                          -------------  -------------

    This pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined enterprise.

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                  DECEMBER 27,  SEPTEMBER 25,
                                                                      1995          1996
                                                                  ------------  -------------
Accounts payable................................................   $    5,197     $   7,666
Accrued wages and benefits......................................        1,607         3,918
Accrued rent to clients.........................................        2,576         3,676
Accrued other...................................................        3,087         3,472
                                                                  ------------  -------------
      Total.....................................................   $   12,467     $  18,732
                                                                  ------------  -------------
                                                                  ------------  -------------

                     FINE HOST CORPORATION AND SUBSIDIARIES

      FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1995 AND SEPTEMBER 25, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

4. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                  DECEMBER 27,  SEPTEMBER 25,
                                                                      1995          1996
                                                                  ------------  -------------
Term Loan.......................................................   $    9,100     $  --
Working Capital Line............................................        6,000        10,417
Guidance Line...................................................        3,207         2,989
                                                                  ------------  -------------
                                                                       18,307        13,406
Less: current portion...........................................        2,981           598
                                                                  ------------  -------------
      Total.....................................................   $   15,326     $  12,808
                                                                  ------------  -------------
                                                                  ------------  -------------

    The Company's bank agreement was amended and restated on June 19, 1996 in connection with the Initial Public Offering (the "Restated Bank Agreement") and provides for (i) a working capital revolving credit line (the "Working Capital Line") for general obligations and letters of credit of the Company, in the maximum amount of $20,000, and (ii) a line of credit to provide for future expansion by the Company (the "Guidance Line") in the maximum amount of $55,000. The maximum borrowing under the Restated Bank Agreement was $75,000 as of June 19, 1996. The Restated Bank Agreement terminates on April 30, 1999.

    The Company's obligations under the Restated Bank Agreement are collateralized by a pledge of shares of the Common Stock or other equity interests of the Company's subsidiaries, as well as by certain fixtures and equipment, notes receivable and other assets, as well as the receipt, if any, of certain funds paid to the Company with respect to the termination of client contracts prior to their expiration.

    The Restated Bank Agreement contains various financial and other restrictions, including, but not limited to, restrictions on indebtedness, capital expenditures and commitments. Additional obligations require maintenance of certain financial ratios, including the ratio of total debt to operating cash flow, operating cash flow to cash interest expense, and minimum net worth and operating cash flow. The Restated Bank Agreement also contains prohibitions on the payment of dividends.

5. SUBORDINATED DEBT

    In July 1996, as part of the acquisition of Ideal (see Note 2), the Company issued to the stockholders of Ideal two convertible subordinated promissory notes each with a face value of $710 at 7 1/4% interest per annum, payable in quarterly installments. At the option of the noteholders, the outstanding principal balance of the notes is convertible into Common Stock at a conversion price of $15 per share. The notes were discounted to present value using a market rate of 13.0% and had a combined balance at September 25, 1996 of $1,213, of which $957 was classified as long-term.

    In March 1996, as part of the acquisition of Sun West (see Note 2), the Company issued to the stockholders of Sun West the following: (1) a subordinated promissory note with a face value of $1,350 at 7% interest per annum, payable in four annual installments beginning in 1998; and (2) a subordinated promissory note with a face value of $638 with a 7% interest rate per annum, payable in three annual

                     FINE HOST CORPORATION AND SUBSIDIARIES

      FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1995 AND SEPTEMBER 25, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

5. SUBORDINATED DEBT (CONTINUED)
installments beginning in 1997. The notes were discounted to present value using a market rate of 10%. The respective balances at September 25, 1996 were $1,214 and $598, of which $1,183 and $326 were classified as long-term.

    In July 1995, as part of the purchase price of Northwest (see Note 2), the Company issued a $1,350 note to the seller at 6% interest per annum payable in six equal annual installments. The note was discounted to present value using a market rate of 12.5% and had a balance at September 25, 1996 of $1,197 of which $967 was classified as long-term.

6. STOCKHOLDERS' EQUITY

    On July 19, 1996, pursuant to the terms of the over-allotment option granted to the underwriters of the initial public offering, the Company sold 174,500 shares of Common Stock at the initial public offering price of $12.00 per share, generating net proceeds of approximately $1,500 after deducting the underwriting discount and certain expenses. The net proceeds have been invested in short term investments in accordance with the Company's investment policy.

    On June 19, 1996, the effective date of the initial public offering, the Company sold 2,890,218 shares at a price of $12.00 per share, generating net proceeds (including the net proceeds received by the Company upon the exercise of certain warrants) of approximately $31,100 after deducting the underwriting discount and offering expenses paid by the Company. The net proceeds were used to repay obligations under the Company's credit facility in effect prior to the initial public offering and subordinated notes, as well as the amount required to repurchase certain warrants. In addition, all of the then outstanding Series A Convertible Preferred Stock was converted into 939,197 shares of Common Stock.

    On March 29, 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale by the Company of 2,890,218 shares of Common Stock to the public in the initial public offering. In connection therewith, the Company's Board of Directors declared a 7-for-1 stock split in the form of a stock dividend which was effected prior to the initial public offering. Current and prior year information has been restated to reflect this stock split.

                     FINE HOST CORPORATION AND SUBSIDIARIES

      FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1995 AND SEPTEMBER 25, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

7. INCOME TAXES

    The income tax provision consists of the following:

                                                                                           NINE MONTHS ENDED
                                                                                      ----------------------------
                                                                                      SEPTEMBER 27,  SEPTEMBER 25,
                                                                                          1995           1996
                                                                                      -------------  -------------
Current:
  Federal...........................................................................    $  --          $  --
  State and local...................................................................            3              1
                                                                                           ------         ------
      Total current.................................................................            3              1
                                                                                           ------         ------
Deferred:
  Federal...........................................................................          777          1,152
  State and local...................................................................          179            327
                                                                                           ------         ------
      Total deferred................................................................          956          1,479
                                                                                           ------         ------
        Total.......................................................................    $     959      $   1,480
                                                                                           ------         ------
                                                                                           ------         ------

    At September 25, 1996, the Company had, for Federal income tax reporting, an estimated net operating loss carryforward of approximately $2,800 that will begin to expire in 2008.

8. MAJOR CLIENT

    During the nine months ended September 27, 1995, one client represented 15.4% of net sales and for the nine months ended September 25, 1996, another client represented 9.8% of net sales.

9. SUBSEQUENT EVENTS

    On November 8, 1996, the Company acquired PCS. PCS, through its operating subsidiaries, provides non-patient contract food and other services to hospitals and corporations. The purchase price was approximately $6,000, consisting of cash and assumed debt of PCS.

    On December 8, 1996, the Company acquired Republic, a contract service management company that provides food services to the college, corporate dining and vending markets. The purchase price was approximately $8,600, consisting of cash and a subordinated promissory note in the amount of $1,000, bearing interest at 8.75% per annum and maturing in 1999.

    On December 30, 1996, the Company acquired Service Dynamics, a contract food services management company that is a leading provider of contract food services to school districts and corporate dining markets in New York, New Jersey and Connecticut for $3,000.

    On January 15, 1997, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale by the Company of 1,814,000 shares of Common Stock, plus certain additional shares.

    On January 23, 1997, the Company acquired Serv-Rite Corporation ("Serv-Rite"), a contract food services management company that provides food services to the education and corporate dining markets

                     FINE HOST CORPORATION AND SUBSIDIARIES

      FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1995 AND SEPTEMBER 25, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

9. SUBSEQUENT EVENTS (CONTINUED)
in New York and Pennsylvania. The purchase price was approximately $7,500, consisting of cash and assumed debt of Serv-Rite.

    On February 12, 1997, the Company issued 2,689,000 shares at $23.50, generating net proceeds of approximately $59,148, after deducting the underwriting discount and offering expenses paid by the Company. The net proceeds were used to repay obligations under the Restated Bank Agreement and for general working capital purposes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

  NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------
                               TABLE OF CONTENTS
                             ---------------------

                                                 PAGE
                                               ---------
PROSPECTUS SUMMARY...........................          2
RISK FACTORS.................................          6
USE OF PROCEEDS..............................         10
PRICE RANGE OF COMMON STOCK..................         10
DIVIDEND POLICY..............................         10
CAPITALIZATION...............................         11
SELECTED CONSOLIDATED FINANCIAL DATA.........         12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................         14
BUSINESS.....................................         21
MANAGEMENT...................................         31
CERTAIN TRANSACTIONS.........................         37
PRINCIPAL AND SELLING STOCKHOLDERS...........         39
DESCRIPTION OF CAPITAL STOCK.................         41
SHARES ELIGIBLE FOR FUTURE SALE..............         44
PLAN OF DISTRIBUTION.........................         45
LEGAL MATTERS................................         45
EXPERTS......................................         45
ADDITIONAL INFORMATION.......................         45
INDEX TO FINANCIAL STATEMENTS................        F-1

                                     [LOGO]

                             FINE HOST CORPORATION
                                  COMMON STOCK
                                  ------------
                                   PROSPECTUS
                              -------------------

                               FEBRUARY   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee:

                                                                                      AMOUNT
                                                                                    ----------
SEC registration fee..............................................................  $    1,639
Transfer agent and registrar fees and expenses....................................       1,000
Printing and engraving expenses...................................................      10,000
Legal fees and expenses...........................................................      50,000
Accounting fees and expenses......................................................      10,000
Blue Sky fees and expenses........................................................       5,000
Miscellaneous expenses............................................................       2,361
                                                                                    ----------
    Total.........................................................................  $   80,000
                                                                                    ----------
                                                                                    ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

    The Restated Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Restated Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Restated Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

    Reference is made to Section 11 of the Underwriting Agreement (Exhibit 1) which provides for indemnification of the Company, its directors, officers and controlling persons.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Company has issued the following securities within the past three years:

    On September 9, 1994, the Company issued a subordinated promissory note, due September 9, 1998, to James E. Kern, in the aggregate principal amount of $1,450,000, in connection with the acquisition of Creative.

    On September 9, 1994, the Company issued a subordinated promissory note, due September 9, 1998, to John F. Kusner, in the aggregate principal amount of $1,005,000, in connection with the acquisition of Creative.

    On September 9, 1994, the Company issued a subordinated promissory note, due September 9, 1998, to John C. Hjalmarson, in the aggregate principal amount of $97,000, in connection with the acquisition of Creative.

    On September 9, 1994, the Company issued a convertible subordinated promissory note, due September 9, 2000, to James E. Kern, in the aggregate principal amount of $655,000, in connection with the acquisition of Creative.

    On September 9, 1994, the Company issued a convertible subordinated promissory note, due September 9, 2000, to John F. Kusner, in the aggregate principal amount of $200,000, in connection with the acquisition of Creative.

    On November 1, 1994, the Company issued options to purchase up to 105,000 shares of Common Stock, par value $.01 per share, to various employees of the Company in consideration of services rendered.

    On April 24, 1995, the Company issued 31,579 shares of Series A Convertible Preferred Stock, par value $0.01 per share, to Interlaken Investment Partners, L.P., for a cash purchase price of $47.50 per share.

    On September 28, 1995, the Company issued options to Robert Barney to purchase up to 7,000 shares of Common Stock, par value $.01 per share, at an exercise price of $7.14 per share in consideration of services rendered.

    On September 28, 1995, the Company issued options to William Mahone, Martin O'Connell and Charles Martin to purchase up to 1,169 shares, 1,169 shares and 1,162 shares, respectively, of Common Stock, par value $.01 per share, at an exercise price of $7.14 per share in consideration of services rendered.

    On June 30, 1995, the Company issued a subordinated promissory note, due June 30, 2001, to Robert F. Barney, in the aggregate principal amount of $1,350,000, in connection with the acquisition of Northwest.

    On March 25, 1996, the Company issued 17,500 shares of Common Stock, par value $.01 per share, to William C. Smitherman and Joann McBride Smitherman jointly, at a value of $14.29 per share, in connection with the acquisition of Sun West.

    On March 25, 1996, the Company issued 8,400 shares of Common Stock, par value $.01 per share, to James E. McBride, at a value of $14.29 per share, in connection with the acquisition of Sun West.

    On March 25, 1996, the Company issued a note, due April 25, 2000, to William
C. Smitherman and Joann M. Smitherman, in the aggregate principal amount of $1,350,000, in connection with the acquisition of Sun West.

    On March 25, 1996, the Company issued a note, due April 25, 1999, to Edward
G. Enos, in the aggregate principal amount of $637,500, in connection with the acquisition of Sun West.

    On July 31, 1996, the Company issued two convertible promissory notes, due 2000, to the sellers, in the aggregate principal amount of $1,420,000, in connection with the acquisition of Ideal.

    On December 5, 1996, the Company issued a subordinated promissory note, due December 1, 1999, to Richard B. Schenkel, in the aggregate principal amount of $1,000,000, in connection with the acquisition of Republic.

    The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

EXHIBIT NO.                                              DESCRIPTION
------------  -------------------------------------------------------------------------------------------------
       *2     Stock Purchase Agreement, dated as of March 25, 1996, by and among the Company, William C.
              Smitherman, Jo Ann McBride Smitherman, James E. McBride and Edward G. Enos.
       *3.1   Restated Certificate of Incorporation
       *3.2   Restated By-Laws
       *4     Specimen of Registrant's Common Stock certificate
        5     Opinion of Willkie Farr & Gallagher as to the legality of the Common Stock
      *10.1   Subscription Agreement, dated as of April 29, 1993, by and among the Company, GRD Corporation,
              The Berkley Family Limited Partnership and William R. Berkley.
      *10.2   Registration Rights Agreement, dated as of April 29, 1993, by and among the Company, Continental
              Bank N.A., GRD Corporation and William R. Berkley.
      *10.3   Warrant, dated April 29, 1993, issued to GRD Corporation, to purchase up to 453,432 shares of
              Common Stock, par value $0.01 per share, at a price of $0.01 per share.
      *10.4   Warrant, dated April 29, 1993, issued to William R. Berkley, to purchase up to 81,613 shares of
              Common Stock, par value $0.01 per share, at a price of $0.01 per share.

EXHIBIT NO.                                              DESCRIPTION
------------  -------------------------------------------------------------------------------------------------
      *10.5   Warrant, dated as of April 29, 1993, issued to Bank of America Illinois, formerly known as
              Continental Bank N.A., to purchase up to 117,712 shares of Non-Voting Common Stock, par value
              $0.01 per share, at a price of $0.01 per share.
      *10.6 (a) Second Amended and Restated Loan Agreement, dated as of April 24, 1995, among the Company, as borrower, its Subsidiaries and USTrust, The Daiwa Bank Limited, NBD Bank and State Street Bank
              and Trust Company.
      *10.6 (b) First Amendment to Second Amended and Restated Loan Agreement, dated as of August 1, 1995.
      *10.6 (c) Second Amendment to Second Amended and Restated Loan Agreement, dated as of August 24, 1995.
      *10.6 (d) Third Amendment to Second Amended and Restated Loan Agreement, dated as of January 16, 1996.
      *10.6 (e) Fourth Amendment to Second Amended and Restated Loan Agreement, dated as of March 22, 1996.
      *10.6 (f) Fifth Amendment to Second Amended and Restated Loan Agreement, dated as of June 5, 1996.
      *10.7   Subscription Agreement, dated as of April 24, 1995, by and among the Company and Interlaken
              Investment Partners, L.P.
      *10.8   Registration Rights Agreement, dated as of April 24, 1995, between the Company and Interlaken
              Investment Partners, L.P.
      *10.9   Advisory Services Agreement, dated as of March 25, 1996, between the Company and Interlaken
              Capital, Inc.
      *10.10  Form of 1994 Stock Option Plan, as amended
      *10.11  Form of 1996 Non-Employee Director Stock Option Plan
      *10.12  Employment Agreement, dated as of June 30, 1995, by and among the Company, Northwest Food
              Service, Inc. and Robert F. Barney.
      *10.13  Lease, dated as of January 31, 1994, as amended, between the Company and Fawn Associates Limited
              Partnership, in regard to 3 Greenwich Office Park, Greenwich, Connecticut.
      *10.14  Commercial Lease Agreement, dated as of January 1, 1991, as amended, between Robert F. Barney and
              Northwest Food Service, Inc., in regard to certain parcel of real property located in Boise,
              Idaho.
      *10.15  Business Property Lease, dated as of October 27, 1995, between Telegraph Ind. Plaza Ltd. and
              Creative Food Management, Inc., in regard to 6061 Telegraph Road, Toledo, Ohio.
      *10.16  Lease, dated March 22, 1996, between 19 West Alameda, LLC and Sun West Services, Inc., in regard to Suite 101, 19 West Alameda Drive, Tempe, Arizona.
      *10.17  Form of Promissory Note from Richard E. Kerley to the Company.
      *10.18  Form of Promissory Note from Randy B. Spector to the Company.
      *10.19  Form of Promissory Note from Douglas M. Stabler to Interlaken Capital Partners Limited
              Partnership.
      *10.20  Form of Promissory Notes from Randall K. Ziegler to the Company and Interlaken Capital Partners
              Limited Partnership.
      *10.21  Form of Registration Rights Agreement by and among the Company and Messrs. Kerley, Spector,
              Ziegler and Stabler.
      *10.22  Form of Third Amended and Restated Loan Agreement.
     **11     Computations of Per Share Earnings

EXHIBIT NO.                                              DESCRIPTION
------------  -------------------------------------------------------------------------------------------------
     **21     Subsidiaries
       23.1   Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5)
       23.2   Consent of Deloitte & Touche LLP
       24     Power of Attorney (included on the signature page of this Registration Statement)

------------------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-2906), as amended, originally filed with the Commission on March 29, 1996.

** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-19909), as amended, originally filed with the Commission on January 16, 1997.

    Certain instruments defining the rights of holders of long-term debt of the Company have not been filed in accordance with Item 601(b)(4)(iii) of Regulation S-K under the Securities Act. The Company hereby agrees to furnish a copy of such instruments to the Commission upon request.

    (b) FINANCIAL STATEMENT SCHEDULES

    None.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; PROVIDED, HOWEVER, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in registration statements on Form S-3 or Form S-8 and the periodic reports filed by the Registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificate, Bylaws, the Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on February 14, 1997.

                                          FINE HOST CORPORATION

                                          By:   /s/ RICHARD E. KERLEY
                                            ------------------------------------
                                            Name: Richard E. Kerley
                                            Title: President and Chief Executive
                                                   Officer

                               POWER OF ATTORNEY

    Each of the undersigned officers and directors of Fine Host Corporation hereby severally constitutes and appoints Nelson A. Barber and Ellen Keats and each of them as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                        TITLE                              DATE
---------------------------------------------  ---------------------------------------------  --------------------

            /s/ RICHARD E. KERLEY              President and Chief Executive Officer and       February 14, 1997
-----------------------------------              Director (Principal Executive Officer)
              Richard E. Kerley

            /s/ NELSON A. BARBER               Senior Vice President and Chief Financial       February 14, 1997
-----------------------------------              Officer (Principal Financial and Accounting
              Nelson A. Barber                   Officer)

           /s/ RANDALL K. ZIEGLER              Executive Vice President and Director           February 14, 1997
-----------------------------------
             Randall K. Ziegler

           /s/ WILLIAM R. BERKLEY              Chairman of the Board of Directors              February 14, 1997
-----------------------------------
             William R. Berkley

            /s/ ANDREW M. BURSKY               Director                                        February 14, 1997
-----------------------------------
              Andrew M. Bursky

           /s/ CATHERINE B. JAMES              Director                                        February 14, 1997
-----------------------------------
             Catherine B. James

             /s/ JOSHUA A. POLAN               Director                                        February 14, 1997
-----------------------------------
               Joshua A. Polan

           /s/ RONALD E. BLAYLOCK              Director                                        February 14, 1997
-----------------------------------
             Ronald E. Blaylock

             /s/ JACK H. NUSBAUM               Director                                        February 14, 1997
-----------------------------------
               Jack H. Nusbaum

                                 EXHIBIT INDEX

EXHIBIT NO.                                       DESCRIPTION                                          PAGE NO.
------------  ------------------------------------------------------------------------------------  ---------------

       *2     Stock Purchase Agreement, dated as of March 25, 1996, by and among the Company,
              William C. Smitherman, Jo Ann McBride Smitherman, James E. McBride and Edward G.
              Enos.

       *3.1   Restated Certificate of Incorporation

       *3.2   Restated By-Laws

       *4     Specimen of Registrant's Common Stock certificate

        5     Opinion of Willkie Farr & Gallagher as to the legality of the Common Stock

      *10.1   Subscription Agreement, dated as of April 29, 1993, by and among the Company, GRD
              Corporation, The Berkley Family Limited Partnership and William R. Berkley.

      *10.2   Registration Rights Agreement, dated as of April 29, 1993, by and among the Company,
              Continental Bank N.A., GRD Corporation and William R. Berkley.

      *10.3   Warrant, dated April 29, 1993, issued to GRD Corporation, to purchase up to 453,432 shares of Common Stock, par value $0.01 per share, at a price of $0.01 per share.

      *10.4   Warrant, dated April 29, 1993, issued to William R. Berkley, to purchase up to
              81,613 shares of Common Stock, par value $0.01 per share, at a price of $0.01 per share.

      *10.5   Warrant, dated as of April 29, 1993, issued to Bank of America Illinois, formerly known as Continental Bank N.A., to purchase up to 117,712 shares of Non-Voting
              Common Stock, par value $0.01 per share, at a price of $0.01 per share.

      *10.6 (a) Second Amended and Restated Loan Agreement, dated as of April 24, 1995, among the
              Company, as borrower, its Subsidiaries and USTrust, The Daiwa Bank Limited, NBD Bank
              and State Street Bank and Trust Company.

      *10.6 (b) First Amendment to Second Amended and Restated Loan Agreement, dated as of August 1,
              1995.

      *10.6 (c) Second Amendment to Second Amended and Restated Loan Agreement, dated as of August
              24, 1995.

      *10.6 (d) Third Amendment to Second Amended and Restated Loan Agreement, dated as of January
              16, 1996.

      *10.6 (e) Fourth Amendment to Second Amended and Restated Loan Agreement, dated as of March
              22, 1996.

      *10.6 (f) Fifth Amendment to Second Amended and Restated Loan Agreement, dated as of June 5,
              1996.

      *10.7   Subscription Agreement, dated as of April 24, 1995, by and among the Company and
              Interlaken Investment Partners, L.P.

      *10.8   Registration Rights Agreement, dated as of April 24, 1995, between the Company and
              Interlaken Investment Partners, L.P.

      *10.9   Advisory Services Agreement, dated as of March 25, 1996, between the Company and
              Interlaken Capital, Inc.

      *10.10  Form of 1994 Stock Option Plan, as amended

      *10.11  Form of 1996 Non-Employee Director Stock Option Plan

      *10.12  Employment Agreement, dated as of June 30, 1995, by and among the Company, Northwest
              Food Service, Inc. and Robert F. Barney.

EXHIBIT NO.                                       DESCRIPTION                                          PAGE NO.
------------  ------------------------------------------------------------------------------------  ---------------
      *10.13  Lease, dated as of January 31, 1994, as amended, between the Company and Fawn
              Associates Limited Partnership, in regard to 3 Greenwich Office Park, Greenwich,
              Connecticut.

      *10.14  Commercial Lease Agreement, dated as of January 1, 1991, as amended, between Robert
              F. Barney and Northwest Food Service, Inc., in regard to certain parcel of real property located in Boise, Idaho.

      *10.15  Business Property Lease, dated as of October 27, 1995, between Telegraph Ind. Plaza
              Ltd. and Creative Food Management, Inc., in regard to 6061 Telegraph Road, Toledo,
              Ohio.

      *10.16  Lease, dated March 22, 1996, between 19 West Alameda, LLC and Sun West Services,
              Inc., in regard to Suite 101, 19 West Alameda Drive, Tempe, Arizona.

      *10.17  Form of Promissory Note from Richard E. Kerley to the Company.

      *10.18  Form of Promissory Note from Randy B. Spector to the Company.

      *10.19  Form of Promissory Note from Douglas M. Stabler to Interlaken Capital Partners
              Limited Partnership.

      *10.20  Form of Promissory Notes from Randall K. Ziegler to the Company and Interlaken
              Capital Partners Limited Partnership.

      *10.21  Form of Registration Rights Agreement by and among the Company and Messrs. Kerley,
              Spector, Ziegler and Stabler.

      *10.22  Form of Third Amended and Restated Loan Agreement.

     **11     Computations of Per Share Earnings

     **21     Subsidiaries

       23.1   Consent of Willkie Farr & Gallagher (included in their opinion filed as
              Exhibit 5)

       23.2   Consent of Deloitte & Touche LLP

       24     Power of Attorney (included on the signature page of this Registration Statement)

------------------------

 * Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-2906), as amended, originally filed with the Securities and Exchange Commission on March 29, 1996.

** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-19909), as amended, originally filed with the Commission on January 16, 1997.